UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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UMB Financial Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE

2019 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

April 23, 2019, at

9:00 a.m. CDT

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

NOTICE OF THE 2019 ANNUAL MEETING OF

SHAREHOLDERS OF UMB FINANCIAL CORPORATION

Date and Time:	Tuesday, April 23, 2019, at 9:00 a.m. CDT

Place:	UMB Financial Corporation 1010 Grand Boulevard Kansas City, Missouri 64106

Items of Business:	The following matters will be presented to our shareholders:

1. the election of 12 directors for terms ending at the 2020 annual meeting of shareholders;

2. an advisory vote (non-binding) on the compensation paid to our named executive officers;

3. the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2019; and

4. any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting.

Afterward, we will present a report on our business and operations.

Record Date:	You may vote at the meeting or any adjournment or postponement of the meeting only if you were a shareholder of record at the close of business on March 1, 2019.

Voting:

It is important that your shares be represented at the meeting, regardless of how many you own, and we strongly encourage you to vote by proxy even if you are planning to attend in person. Please submit your proxy through the internet or by telephone, or please complete, sign, date, and return your proxy card in the provided envelope. You may revoke your proxy and vote your shares in person according to the procedures described in the attached proxy statement.

The date of this notice is March 13, 2019. The attached proxy statement and the related form of proxy are first being sent, given, or made available to shareholders on or about March 13, 2019.

By Order of the Board of Directors,

John C. Pauls Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on April 23, 2019:

The Proxy Statement and the Annual Report to Shareholders are available at www.edocumentview.com/umbf

ii

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the related form of proxy are first being sent, given, or made available by UMB Financial Corporation (“we” or “UMB” or the “Company”) on or about March 13, 2019, to the shareholders of record of our common stock, par value of one dollar ($1.00) per share (“UMB stock”), at the close of business on March 1, 2019 (the “record date”), in connection with our 2019 annual meeting of shareholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

The Annual Meeting will be held at 9:00 a.m. CDT on April 23, 2019, at our principal executive offices located at 1010 Grand Boulevard, Kansas City, Missouri 64106, for the purposes described in this proxy statement.

The following matters will be presented to our shareholders:

1.	the election of 12 directors for terms ending at the 2020 annual meeting of shareholders;

2.	an advisory vote (non-binding) on the compensation paid to our named executive officers;

3.	the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2019; and

4.	any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting.

Afterward, we will present a report on our business and operations.

No shareholder has a dissenter’s right of appraisal or similar right in connection with any of these matters.

Attendance at the Annual Meeting will be limited to shareholders of record or their proxies, beneficial owners of UMB stock who present proof of ownership, and our guests. Attendees may be required to present a valid form of government-issued photo identification (such as a driver’s license) in order to gain admittance.

Proxies are being solicited to afford all shareholders of record an opportunity to vote on matters presented at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of how many you own, and we strongly encourage you to vote by proxy even if you are planning to attend in person.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING, THESE PROXY MATERIALS, AND VOTING YOUR SHARES

Why did I receive these proxy materials?

You received our proxy statement, annual report and Annual Report on Form 10-K (collectively, “Annual Report”), or notice of internet availability of the foregoing, as applicable, because UMB’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and is intended to assist you in voting your shares.

What is a proxy?

A proxy is your grant of authority to another person to vote your shares. The person granted this authority is also called a proxy. When you designate a proxy, you may direct the proxy how to vote your shares.

Who may vote at the Annual Meeting?

Shareholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 49,052,126 shares of UMB stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Each share of UMB stock is entitled to one vote.

Who is a shareholder of record or a beneficial owner?

“Shareholders of record” or “record holders” have shares of UMB stock registered in their names, either in book entry or certificate form, with our transfer agent, Computershare Trust Company. “Beneficial owners,” in contrast, own shares of UMB stock that are held in “street name” through a broker, bank, or other nominee.

Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of UMB stock, your proxy is being solicited through your broker, bank, or other nominee.

What are my voting rights?

You may vote “FOR” or “WITHHOLD” on the nominees under Proposal #1. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposals #2 and #3.

Cumulative voting will apply in connection with Proposal #1—election of directors. See “What vote is required for each proposal?” later in this section. Cumulative voting will not apply in connection with any other proposal at the Annual Meeting.

If you are a beneficial owner of shares, and you do not provide instruction to your broker, bank, or other nominee, your broker, bank or other nominee is not permitted to vote your shares on certain proposals. See “What vote is required for each proposal?” later in this section.

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

• Proposal #1:	“FOR” the election of each of the 12 nominees to our Board;

• Proposal #2:	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers; and

• Proposal #3:	“FOR” the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2019.

What vote is required for each proposal?

• Proposal #1:	Plurality voting will apply—that is, the 12 nominees receiving the highest number of “FOR” votes will be elected.

Cumulative voting will also apply—that is, each shareholder will have a total number of votes equal to the holder’s number of shares as of the record date multiplied by the number of directors to be elected, and the shareholder may cast all of those votes for a single nominee or may distribute whole (though not fractional) votes among more than one nominee in any proportion desired. If you want to utilize cumulative voting, please notify our transfer agent, Computershare Trust Company, at (636) 600-1714 prior to the Annual Meeting or vote by ballot at the Annual Meeting.

Voting “WITHHOLD” for one or more of the nominees will have no effect on the election of directors. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

• Proposal #2:

Majority voting will apply—that is, the approval, on an advisory basis, of the compensation paid to our named executive officers will require the affirmative (“FOR”) vote of the majority of the shares cast at the Annual Meeting.

Voting “ABSTAIN” on this matter will have no effect on the outcome. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

• Proposal #3:

Majority voting will apply—that is, ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2019 will require the affirmative (“FOR”) vote of the majority of the shares cast at the Annual Meeting.

Voting “ABSTAIN” on this matter will have no effect on the outcome. If you are a beneficial owner of shares, your broker, bank, or other nominee can exercise discretion in voting your shares on this matter if no instruction is received from you.

How do I vote my shares?

We strongly encourage all shareholders to submit their votes in advance of the Annual Meeting.

• Record Holders:

You may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes must be received by 1:00 a.m. CDT on April 23, 2019, in order to be counted. Completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted.

• Beneficial Owners:

You may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license).

• UMB Plans:

Holders of shares through the UMB Profit-Sharing and 401(k) Savings Plan (the “Profit-Sharing Plan”) or the UMB Employee Stock Ownership Plan (the “ESOP”) may not vote your shares directly but instead may instruct the trustee for the Profit-Sharing Plan or the ESOP how to vote your shares. Each holder who is a current employee of UMB and who has a valid UMB e-mail address will receive an e-mail from our transfer agent, Computershare Trust Company, describing how to access our proxy materials and how to provide voting instructions to the trustee. Each holder who is not a current employee of UMB or who does not have a valid UMB e-mail address will receive our proxy materials in the mail and will be able to provide voting instructions to the trustee by internet, telephone or mail. In all cases, however, voting instructions must be received by the trustee by 1:00 p.m. CDT on April 18, 2019.

If I am a record holder, what happens if I submit a valid proxy prior to the Annual Meeting but do not provide voting instructions?

If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board. See “How does the Board recommend that I vote?” earlier in this section.

If I am a beneficial owner, will my broker, bank, or other nominee vote for me if I do not provide voting instructions?

If you are a beneficial owner and do not provide voting instructions, your broker, bank, or other nominee has discretionary authority to vote your shares on Proposal #3—ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2019. Your broker, bank, or other nominee, however, does not have discretionary authority to vote your shares on Proposals #1 or #2.

If I hold shares through the Profit-Sharing Plan or the ESOP, will the trustee vote for me if I do not provide voting instructions?

If you hold shares through the Profit-Sharing Plan and do not provide voting instructions, the trustee will vote your shares in the same proportion that the other shares in the Profit-Sharing Plan are voted. If you hold shares through the ESOP and do not provide voting instructions, the trustee can exercise discretion in voting your shares.

Can other matters be decided at the Annual Meeting?

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We do not anticipate that any other matter will be presented at the Annual Meeting.

Can I revoke or change my proxy?

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting.

If you are the record holder of UMB stock, you may revoke or change your proxy in the following ways:

•	by executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement;

•	by voting the same shares again over the internet or telephone by 1:00 a.m. CDT on April 23, 2019;

•	by voting a ballot at the Annual Meeting; or

•	by notifying the Secretary of your revocation of the proxy prior to the Annual Meeting.

If you are the beneficial owner but not the record holder of UMB stock, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares.

If you hold shares through the Profit-Sharing Plan or the ESOP, you must follow the directions provided to you by the trustee.

Who pays the costs of preparing the proxy materials and soliciting proxies?

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. We also have engaged Okapi Partners LLC to assist in the solicitation of proxies for a fee of $10,000 plus disbursements.

In addition to our solicitation of proxies by mail, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of UMB or its affiliates who will receive no additional compensation for doing so.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 5% of UMB stock at the close of business on March 1, 2019:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

J. Mariner Kemper	4,831,235 (1)	9.85%
1010 Grand Boulevard
Kansas City, Missouri 64106

Blackrock, Inc.	5,364,714 (2)	10.94%
55 East 52nd Street
New York, New York 10055

The Vanguard Group	4,599,536 (3)	9.38%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

American Century Investment Management, Inc.	3,277,006 (4)	6.68%
4500 Main Street
Kansas City, Missouri 64111

(1)	The total stock ownership reported for J. Mariner Kemper is comprised of the following:

(a)	146,715 shares are owned directly.

(b)	1,986 shares are owned through the ESOP.

(c)	32,915 shares of unvested restricted stock are under Mr. Kemper’s authority to vote.

(d)	Options for 164,685 shares are owned directly and currently vested.

(e)

290,397 shares are owned by Kemper Realty Company, and 395,989 shares are owned by Pioneer Service Corporation. Each of these are entities through which voting and investment decisions may be controlled, directly or indirectly, by Mr. Kemper.

(f)	3,796,548 shares are held by UMB Bank, n.a. as either sole trustee or co-trustee. In each case, Mr. Kemper has or shares voting power. Of these shares:

(i)	2,102,186 shares are owned by the R. Crosby Kemper Jr. Marital Trust, but sole voting and dispositive authority is held by Mr. Kemper.

(ii)

60,800 shares are owned by a trust under the will of Rufus Crosby Kemper, 26,838 shares are owned by the Sheila K. Dietrich Irrevocable Trust, and 70,362 shares are owned by the Enid and Crosby Kemper Foundation. In each case, UMB Bank, n.a. as trustee has sole voting and dispositive authority but may act only on the direction of Mr. Kemper, Alexander C. Kemper, and Heather Kemper Miller, or any two of them.

(iii)

438,710 shares are owned by the R.C. Kemper Charitable Trust and Foundation, but sole voting and dispositive authority is held by the co-trustees: Mr. Kemper, Thomas J. Wood III, and Sheila Kemper Dietrich.

(iv)

788,056 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation, but sole voting and dispositive authority is held by the majority of the non-corporate co-trustees: Mr. Kemper, Mary S. Kemper, R. Crosby Kemper III, and Mary Kemper Wolf.

(v)

58,566 shares are owned by the R. Crosby Kemper Irrevocable Dynasty Trust, but sole voting and dispositive authority is held by the majority of Mr. Kemper, R. Crosby Kemper III, Sheila Kemper Dietrich, Alexander C. Kemper, Heather Kemper Miller, and Mary Kemper Wolf.

(vi)

189,550 shares are owned by the Bebe and Crosby Kemper Foundation for the Arts. UMB Bank, n.a. as corporate trustee has sole voting and dispositive authority but may act only on the direction of a majority of Mr. Kemper, Mary Kemper Wolf, Heather Miller Kemper and Sheila Kemper Dietrich.

(vii)	13,058 shares are owned by the Mary S. Hunt Trust. Mr. Kemper and UMB Bank, n.a. are co-trustees, but Mr. Kemper has sole voting and dispositive authority over the shares.

(vii)	48,422 shares are owned by the WT Kemper Charitable Trust. UMB Bank, n.a. and Mr. Kemper are co-trustees, but Mr. Kemper has full voting and dispositive authority over the shares.

(g)

1,000 shares are owned by Mr. Kemper’s son, and 1,000 shares are owned by Mr. Kemper’s daughter, and are managed in custodial accounts in their names. Mr. Kemper is the custodian of these accounts and retains voting and dispositional power over these shares.

(2)

This is according to information provided to UMB in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 31, 2019. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power over 5,255,486 shares of UMB stock and sole dispositive power over 5,364,714 shares of UMB stock.

(3)

This is according to information provided to UMB in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019. According to the Schedule 13G/A, The Vanguard Group has sole voting power over 44,492 shares of UMB stock, shared voting power over 5,089 shares of UMB stock, sole dispositive power over 4,554,657 shares of UMB stock, shared dispositive power over 44,879 shares of UMB stock, with the aggregate number of shares of UMB stock beneficially owned reported at 4,599,536.

(4)

This is according to information provided to UMB in a Schedule 13G filed by American Century Investment Management, Inc. with the SEC on February 11, 2019. According to the Schedule 13G, American Century Investment Management, Inc. has sole voting power over 3,192,756 shares of UMB stock and sole dispositive power over 3,277,006 shares of UMB stock.

Stock Owned by Directors, Nominees, and Executive Officers

This table sets forth the number of shares of UMB stock that were beneficially owned (as defined in Rule 13d-3 of the Exchange Act) at the close of business on March 1, 2019, by a director, a nominee, or a Named Executive Officer (as defined in “Compensation Discussion and Analysis—Overview” later in this proxy statement). It also includes the number of shares that were beneficially owned (as defined in Rule 13d-3 of the Exchange Act) at the close of business on March 1, 2019, by all directors and Executive Officers (as defined in “Section 16(a) Beneficial Ownership Reporting Compliance” later in this section) as a group. The individuals designated as our Executive Officers are also our executive officers as defined in Rule 3b-7 of the Exchange Act.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Robin C. Beery	2,868	*

James Cornelius	8,330	*

Kevin C. Gallagher	16,219	*

Greg M. Graves	22,383	*

Michael D. Hagedorn	0	*

Alexander C. Kemper (2)	227,811	*

J. Mariner Kemper	4,831,235	9.85%

Gordon E. Lansford III	1,324	*

Kevin M. Macke	18,676	*

Timothy R. Murphy	13,485	*

Tamara M. Peterman	0	*

James D. Rine	29,774	*

Kris A. Robbins (3)	8,006	*

Ram Shankar	6,543	*

L. Joshua Sosland	9,626	*

Dylan E. Taylor	1,389	*

Paul Uhlmann III	15,163	*

Leroy J. Williams, Jr.	2,080	*

All Directors and Executive Officers as a Group (4)	5,126,377	10.45%

*	Less than 1% of the outstanding shares.

(1)

These numbers include (a) shares owned directly by the individuals or members of their immediate families who share the same household, (b) shares owned in trust, (c) shares otherwise held through indirect forms of ownership and over which the individuals exercise sole or shared voting or investment power, (d) shares of restricted stock owned by the Named Executive Officers and the Executive Officers that have not vested but over which the Named Executive Officers and the Executive Officers have voting power, and (e) shares that are subject to outstanding options exercisable within 60 days. The following Named Executive Officers have options that are exercisable within 60 days for the number of shares of UMB stock shown: J. Mariner Kemper – 164,685 shares; Ram Shankar – 1,223 shares; James D. Rine – 16,858 shares; James Cornelius – 3,431 shares; and Kevin M. Macke – 9,255 shares. Other executive officers (excluding the Named Executive Officers) collectively hold options, exercisable within 60 days, to acquire 47,780 shares of UMB stock.

(2)

The total stock ownership reported for Alexander C. Kemper is comprised of the following: (a) 11,245 shares owned directly, (b) 58,566 shares held by UMB Bank, n.a. as either sole trustee or co-trustee, where voting or investment power is shared with other family members (including J. Mariner Kemper), (c) 60,800 shares owned by a trust under the will of Rufus Crosby Kemper, 26,838 shares are owned by the Sheila K. Dietrich Irrevocable Trust, and 70,362 shares owned by the Enid and Crosby Kemper Foundation, where UMB Bank, n.a. as trustee has sole voting and dispositive authority but may act only on the direction of Mr. Kemper, J. Mariner Kemper, and Heather Kemper Miller, or any two of them.

(3)	Kris A. Robbins has pledged 3,000 shares as security for a line of credit.

(4)	Shares held in foundations, trusts, or companies over which more than one director or Executive Officer share voting or investment power have been included only one time in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each officer (as defined in Section 16(a) and Rule 16a-1 of the Exchange Act, an “Executive Officer”), each director on our Board, and any person who beneficially owns more than 10% of UMB stock (collectively, the “reporting persons”) to file with the SEC reports of ownership and changes in ownership of UMB stock. SEC rules also require each reporting person to send or deliver to UMB a copy of each statement filed with the SEC by that person under Section 16(a).

Based solely on a review of the copies furnished to UMB during or with respect to 2018 and written representations from reporting persons that no Forms 5 were required to be filed, UMB believes that each person who was a reporting person during 2018 timely filed the reports required by Section 16(a) of the Exchange Act during 2018, except: (1) the following Executive Officers filed a late Form 4 on January 29, 2018 reporting the withholding of shares of UMB stock for the payment of taxes when restricted stock vested on January 22, 2018 – Michael D. Hagedorn (1,483 shares); Shannon A. Johnson (241 shares); J. Mariner Kemper (3,668 shares); Kevin M. Macke (180 shares); Thomas S. Terry (326 shares); and Brian J. Walker (313 shares); (2) J. Mariner Kemper filed a late Form 4 on April 30, 2018 reporting the sale of 2,200 shares of UMB stock on February 1, 2018; (3) James D. Rine filed a late Form 4 on July 6, 2018 reporting the withholding of 42 shares of UMB stock for the payment of taxes when restricted stock vested on May 1, 2018; and (4) Greg M. Graves filed a late Form 4 on December 6, 2018 reporting the purchase of 14.7995 shares of UMB stock.

CORPORATE GOVERNANCE

Overview

UMB is committed to robust corporate-governance principles and practices. In addition to the information provided in this proxy statement, we maintain the following documents in the Corporate Governance menu at www.umb.com/investor:

•	Corporate Governance Guidelines;

•	Code of Ethics;

•	Charter of the Compensation Committee;

•	Charter of the Corporate Audit Committee;

•	Charter of the Corporate Governance & Nominating Committee; and

•	Charter of the Risk Committee.

You may request a copy of any of these documents by sending a written request for one to UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”) to assist the Board in exercising its responsibilities to UMB and our shareholders. These Governance Guidelines serve as a flexible framework within which the Board may conduct business.

Code of Ethics

UMB believes that integrity is paramount. While all business is based to some degree on trust, our business has trust as a core principle. Being honest and fair to our customers, shareholders, and associates is not just a value but a moral imperative. In keeping with these principles, the Board has adopted a Code of Ethics (the “Code of Ethics”).

The Code of Ethics applies to all directors, advisory directors, and associates of UMB, including the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer.

There were no waivers of any provision of the Code of Ethics granted in 2018. We will post on our website any amendment or waivers to the Code of Ethics, that are required to be disclosed under applicable rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”). A copy of the Code of Ethics will be provided without charge to any person who sends a written request for one to UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106.

The Board of Directors

Overview

UMB’s bylaws (the “Bylaws”) allow for not less than 8 and not more than 18 directors, with the exact number to be set by the Board from time to time. The Board currently has 12 seats. The Board believes that this size is appropriate based on UMB’s present circumstances. All seats on the Board are up for election annually.

Of the 12 current directors, 10 have been determined by the Board to be independent under Item 407(a) of SEC Regulation S-K and “Independent Directors” under NASDAQ Listing Rule 5605(a)(2) (each “independent” and an “independent director”). Of the current directors, 11 are nominees for election at the Annual Meeting. Mr. Taylor has decided not to stand for re-election, and Ms. Tamara M. Peterman has been nominated as a new member of the Board.

The primary responsibility of the directors is to exercise their business judgment to oversee and direct the business and affairs of UMB. Specific responsibilities of the Board include:

•	selecting and evaluating the Chief Executive Officer, overseeing the selection and performance of senior management, and working with the Chief Executive Officer on succession planning;

•	reviewing, approving, and advising management on the business strategies of UMB, significant corporate actions, and major transactions;

•	understanding, reviewing, and monitoring the implementation of strategic plans and budgets;

•	reviewing assessments of, and advising management with respect to, significant risks and issues facing UMB; and

•

confirming the establishment of, and monitoring compliance with, processes designed to ensure the integrity of UMB’s actions, including in connection with (1) financial statements and financial reporting, (2) relationships with customers, suppliers, and other constituencies, and (3) compliance with applicable law and the Code of Ethics.

The Board’s Leadership Structure

The Board appoints one of its members to serve as Chair. The Board, in consultation with the Corporate Governance & Nominating Committee (the “Governance Committee”), evaluates from time to time whether an independent Chair would be in the best interests of UMB and its shareholders. Among the factors considered by the Board are the qualifications and performance of any non-independent Chair, the percentage of independent directors on the Board, the degree of independent oversight exercised by the Board, the soundness of UMB’s corporate governance structure and policies, and the performance of UMB.

Based on this evaluation, the Board has determined that the best interests of UMB and its shareholders are currently served by J. Mariner Kemper holding the positions of Chair and Chief Executive Officer.

Under our Bylaws and Governance Guidelines, whenever the Chair does not qualify as an independent director, the independent directors elect a lead independent director (the “Lead Director”). The Lead Director is responsible for the following:

•	presiding at meetings of the Board when the Chair is not present;

•	convening and presiding over periodic meetings of the independent directors (at which only independent directors are present);

•	approving agendas for meetings of the Board and information to be sent to the Board;

•	approving schedules of meetings of the Board to ensure that sufficient time is afforded to discuss all agenda items;

•	serving as a liaison between the independent directors and the Chair;

•

holding periodic meetings with the Chair and Chief Executive Officer to discuss matters of importance to the independent directors, acting as the informal spokesperson for the independent directors, and helping to facilitate the Board’s oversight of management;

•	serving as an advocate for the interests of UMB’s shareholders;

•	ensuring, if requested by major shareholders of UMB, that the Lead Director is available for consultation and direct communications; and

•	coordinating the activities of the other independent directors and performing such other duties and responsibilities as a majority of the independent directors may specify from time to time.

Our current Lead Director is Greg M. Graves, who is also the Chair of the Governance Committee. Mr. Graves was previously the Chief Executive Officer and Chairman of Burns & McDonnell and has been a director with the Company since 2003.

The Board’s Role in Risk Oversight

Among the Board’s specific responsibilities is oversight of the risk-management policies of UMB’s global operations and the operation of UMB’s global risk-management framework.

The Board has created a Risk Committee (the “Risk Committee”) that is comprised only of independent directors and that is charged with approving and periodically reviewing the risk-management policies of our global operations (collectively, the “Enterprise Risk Management Policy”), including statements of risk appetite, and adapting the Enterprise Risk Management Policy when and as appropriate to changes in our structure, risk profile, complexity, activities, or size.

The Board also has created three committees comprised of senior officers of UMB or its subsidiaries to support the Risk Committee in developing and overseeing the operation of the Enterprise Risk Management Policy:

•

the Asset and Liability Committee, which assists in the oversight of (1) the assets and liabilities of UMB and UMB Bank, n.a. (the “Bank”), (2) the liquidity, interest-rate, market, or similar risk-management practices of UMB and the Bank, and (3) the capital positions of UMB and the Bank;

•	the Credit Committee, which assists in the oversight of the credit, counterparty, or similar risk-management practices of UMB and the Bank; and

•	the Enterprise Risk Committee, which assists in the oversight of the strategic, operational, reputational, compliance, or similar risk-management practices of UMB and the Bank.

In addition, the Corporate Audit Committee (the “Audit Committee”) assists the Board in fulfilling its responsibilities to oversee the quality and integrity of the accounting, financial-reporting, and internal-control functions of UMB and its subsidiaries. The Compensation Committee (the “Compensation Committee”) likewise assists the Board in ensuring that UMB’s compensation programs incent balanced risk-taking within established appetites, tolerances, and limits and promote the sustained operating and financial performance of UMB.

UMB maintains as well, under the leadership of its Chief Risk Officer, a robust enterprise risk management program designed to identify, quantify, monitor, report, and control risks that we face. The Chief Risk Officer supplies the Board, directly or through the Risk Committee, with regular reports on the operation of this program, the evolving risks to our businesses, and the controls and other mitigants utilized to manage those risks. The Board, in turn, considers these reports, as well as other information from management or third parties, in reviewing and approving our strategic direction and otherwise overseeing and directing our business and affairs.

Independent Directors

The Board has determined that the following directors are independent directors:

Robin C. Beery	Gordon E. Lansford III	L. Joshua Sosland
Kevin C. Gallagher	Timothy R. Murphy	Paul Uhlmann III
Greg M. Graves	Kris A. Robbins Dylan E. Taylor	Leroy J. Williams, Jr.

These independent directors comprise over three-quarters of the Board. Further, the Board has determined that Ms. Tamara M. Peterman, a nominee for the Board, is independent. J. Mariner Kemper and Alexander C. Kemper have been found not to be independent due to their employment by UMB and familial relationship to UMB’s Chief Executive Officer, respectively.

In evaluating the independence of each director, the Board reviewed and deliberated on transactions, relationships, and arrangements between the director or any related person or interest and UMB or any of its subsidiaries. In particular, the Board considered the following matters: (1) independent directors or related persons or interests have varying degrees of banking relationships with UMB or its subsidiaries, such as deposit accounts, extensions of credit, trust services, or investment services; and (2) seven of the independent directors or related persons or interests are associated with commercial entities that received commitments or extensions of credit from UMB or its subsidiaries. All of these transactions, relationships, and arrangements, in the judgment of the Board, were made on terms and under circumstances at least as favorable to UMB or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. The Board also concluded that none of these transactions, relationships, or arrangements require disclosure under Item 404(a) of SEC Regulation S-K. See “Transactions with Related Persons” later in this section. The Board determined as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

The Board maintains four standing committees that are comprised only of independent directors (the “Committees”): the Compensation Committee, the Audit Committee, the Governance Committee, and the Risk Committee. The charter for each of these Committees can be found in the Corporate Governance menu at www.umb.com/investor.

Compensation Committee

The Compensation Committee is currently comprised of five independent directors: Robin C. Beery (Chair), Timothy R. Murphy, Dylan E. Taylor, Paul Uhlmann III, and Leroy J. Williams, Jr. All of the members of the Compensation Committee served throughout all of 2018. Mr. Taylor will not stand for re-election to the Board and will not serve on the Compensation Committee following the Annual Meeting.

The Board has determined that all of the current members are qualified to serve on the Compensation Committee under applicable rules of the SEC, NASDAQ, or the Department of the Treasury (including the independence, non-employee-director, and outside-director requirements for compensation-committee members).

Among the Compensation Committee’s primary functions are the following:

•	assisting the Board in fulfilling its responsibilities to oversee compensation programs, including long- and short-term incentive compensation plans, for the executive officers of UMB;

•

assisting UMB’s management in its preparation of the disclosures and other information relating to executive-compensation matters that are required by applicable law to be contained in UMB’s proxy statement;

•	recommending to the Board the compensation of non-employee directors of UMB;

•

establishing and administering the principal components of compensation (including salary, bonuses, incentive programs, and retention awards) for the Chief Executive Officer, the Chief Financial Officer, and other designated executive officers of UMB;

•	approving and overseeing the Company’s succession planning for certain key personnel;

•	administering or overseeing the administration of UMB’s equity-based compensation plans, including grants of equity-based compensation; and

•	reviewing stock ownership guidelines for directors and Section 16 Officers, and recommending, from time to time, changes in the guidelines to the Board.

The Compensation Committee also (1) reviews and makes recommendations in connection with matters involving say-on-pay and say-when-on-pay votes by UMB’s shareholders and (2) reviews and approves or ratifies related person transactions involving compensation.

A narrative description of the processes for considering and determining executive and director compensation, including (a) the Compensation Committee’s authority and the extent to which that authority may be delegated and (b) the roles of UMB’s Executive Officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, can be found in “Compensation Discussion and Analysis” and “Corporate Governance—2018 Director Compensation” later in this proxy statement.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee during 2018: (1) is or has been an officer or employee of UMB or its subsidiaries or (2) has or had any relationship requiring disclosure by UMB under any paragraph of Item 404 of SEC Regulation S-K. No relationship described in Item 407(e)(4)(iii) of SEC Regulation S-K existed during 2018.

Audit Committee

The Audit Committee is currently comprised of four independent directors: Gordon E. Lansford III (Chair), Robin C. Beery, Kevin C. Gallagher, and Kris A. Robbins. The Board has determined that all of the members are qualified to serve on the Audit Committee under applicable rules of the SEC or NASDAQ (including the independence requirements for audit-committee members) and that Mr. Lansford and Mr. Robbins are audit committee financial experts and/or financially sophisticated under those applicable rules.

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the quality and integrity of the accounting, financial-reporting, and internal-control functions of UMB and its subsidiaries. In particular, the Audit Committee’s role includes assisting the Board in overseeing:

•	the integrity of UMB’s financial statements and related reporting processes;

•	the independent auditor’s qualifications, independence, and performance;

•	the performance of UMB’s internal audit function; and

•	UMB’s compliance with regulatory and other legal requirements.

The Audit Committee has sole authority over the appointment and replacement of UMB’s independent auditors and is directly responsible for the compensation and oversight of UMB’s independent auditors. The Audit Committee also approves the risk-assessment methodology, risk assessment, and annual audit plan of the internal audit function and all decisions on the appointment, removal, and compensation of UMB’s Director of Corporate Audit Services. In addition, the Audit Committee (1) reviews and approves or ratifies related-person transactions (other than those involving compensation that are reviewed and addressed by the Compensation Committee), (2) reviews the summary of any complaint reporting a violation of the Code of Ethics, applicable law, or UMB’s policies and monitors any authorized internal investigation of such a complaint, and (3) establishes procedures for the receipt, retention, and treatment of any complaint about accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by UMB’s associates of any concern about questionable accounting or auditing matters.

Governance Committee

The Governance Committee is comprised of five independent directors: Greg M. Graves (Chair), Timothy R. Murphy, L. Joshua Sosland, Paul Uhlmann III, and Gordon E. Lansford III. Each of these directors served on the Governance Committee throughout all of 2018.

Among the Governance Committee’s primary functions are the following:

•	making recommendations about the size, organization, and composition of the Board as well as its committee structure and make-up;

•	identifying and evaluating candidates to become or remain members of the Board;

•	recommending director nominees for each Committee (including the Chair of each Committee);

•	leading the Board in its periodic reviews of its and each Committee’s performance;

•	assisting the Board in attracting and electing qualified and experienced independent directors;

•	recommending the Governance Guidelines, including amendments, for approval by the Board;

•	monitoring the effectiveness of the Board;

•	evaluating and making recommendations to the Board about corporate governance policies and practices; and

•	providing consultation or assistance to the Board on other corporate governance matters that may be referred by the Board from time to time.

The Governance Committee has incorporated its policies on the nomination process for directors into the Governance Guidelines. See “Proposal #1—Election of Directors” later in this proxy statement.

Risk Committee

The Risk Committee is comprised of six independent directors: Kris A. Robbins (Chair), Robin C. Beery, Kevin C. Gallagher, L. Joshua Sosland, Dylan E. Taylor and Leroy J. Williams, Jr. All of the members served on the Risk Committee throughout all of 2018. Mr. Taylor will not stand for re-election to the Board and will not serve on the Risk Committee following the Annual Meeting.

Among the Risk Committee’s primary functions are the following:

•

approving and periodically reviewing the Enterprise Risk Management Policy, including statements of risk appetite, and adapting the Enterprise Risk Management Policy when and as appropriate to changes in UMB’s structure, risk profile, complexity, activities, or size;

•	overseeing the operation of UMB’s global risk-management framework commensurate with UMB’s structure, risk profile, complexity, activities, and size;

•	ensuring that UMB’s global risk-management framework includes:

¡	appropriate policies and procedures establishing risk-management governance, risk-management procedures, and risk-control infrastructure for UMB’s global operations,

¡

appropriate processes and systems, such as strategic risk assessments and key risk indicators, for identifying and reporting risks and risk-management deficiencies (including in connection with emerging risks) and for ensuring effective and timely implementation of actions to address emerging risks and risk-management deficiencies for UMB’s global operations,

¡	appropriate processes and systems for establishing managerial and employee responsibility for risk management,

¡	appropriate processes and systems for ensuring the independence of the risk management function,

¡	appropriate processes and systems for integrating risk management and associated controls with management goals and UMB’s compensation structure for its global operations,

¡	appropriate processes and systems for conducting internal loan reviews according to annual or other periodically established plans, and

¡

appropriate processes and systems for otherwise implementing and monitoring compliance with UMB’s policies and procedures establishing risk management governance, risk management procedures, and risk-control infrastructure for its global operations;

•

receiving and reviewing reports from the Chief Risk Officer, the officer in charge of the internal loan-review function, the Asset and Liability Committee, the Credit Committee, and the Enterprise Risk Committee;

•	receiving and reviewing examination reports and other communications from regulatory agencies that supervise or otherwise exercise authority over UMB or any of its subsidiaries; and

•	ensuring that appropriate resources of UMB are allocated to its global risk-management framework.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings of Shareholders

The Board met five times in 2018, and the independent directors met in executive session chaired by the Lead Director four times. In addition, during the year, the Audit Committee met five times, the Compensation Committee met six times and took action two times by unanimous written consent, the Governance Committee met three times, and the Risk Committee met four times.

Each director, other than Mr. Taylor, attended at least 75% of the aggregate of the total number of Board meetings held in 2018 and the total number of Committee meetings held in 2018 by all applicable Committees when the director was serving on those Committees.

Under the Governance Guidelines, directors are strongly encouraged to attend the annual meeting of shareholders in order to provide an opportunity for informal communication between directors and shareholders and to enhance the Board’s understanding of shareholder priorities and perspectives. All of the directors were present at the 2018 annual meeting of the shareholders.

Communications with the Board of Directors

Under the Governance Guidelines, if any shareholder wishes to communicate with the Board or individual directors, the communication must be in writing, addressed to the Board or the director, and delivered to the following address: UMB Financial Corporation, c/o the Corporate Secretary and the Chair of the Corporate Governance & Nominating Committee, 1010 Grand Boulevard, Kansas City, Missouri 64106. The Secretary will acknowledge the communication and will provide the Chair of the Board and the Chair of the Governance Committee with a copy or a summary. Any or no action may be taken in response to the communication as is judged to be necessary or appropriate and consistent with applicable law. Any director may review a log of all communications that have been received by the Secretary and addressed to the Board or individual directors and may obtain from the Secretary a copy of those communications. Any communication from a shareholder that expresses a concern about any accounting, financial reporting, or internal control matter will be promptly conveyed to the Chair of the Audit Committee and will be addressed consistent with the processes and procedures adopted by the Audit Committee.

Transactions with Related Persons

Statement of Policy and Process

We have adopted a written Statement of Policy and Process (the “Statement of Policy and Process”) that requires the Audit Committee to review and to approve or ratify any related person transaction, other than one involving compensation that is reviewed and addressed by the Compensation Committee.

A “related person transaction” under the Statement of Policy and Process is an existing or currently proposed transaction or series of similar transactions where (1) UMB or any of its subsidiaries was or will be a participant, (2) the amount involved exceeds $120,000, and (3) any related person had or will have a direct or indirect material interest. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under Item 404(a) means, at the applicable time, (a) any director or executive officer of UMB, (b) any nominee to the Board, (c) any beneficial owner of more than 5% of UMB stock, and (d) any immediate family member (as defined in Item 404) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with UMB (excluding any interest arising only from the person’s position as a director of such an entity, the person’s direct or indirect attributed ownership of less than a 10% equity interest in such a corporate or similar entity, or the person’s position as a limited partner with less than a 10% direct or indirect attributed interest in such a partnership entity).

No review, approval, or ratification, however, is required under the Statement of Policy and Process for a transaction (i) where the rates or charges involved are determined by competitive bids, (ii) involving the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority, (iii) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (iv) where the interest of the related person arises solely from the ownership of UMB stock and all holders of UMB stock receive the same benefit on a pro rata basis, or (v) involving indebtedness extended by any of UMB’s banking or broker-dealer subsidiaries if the extension of credit was made in the ordinary course of business, was made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Key personnel in businesses and operations of UMB or its subsidiaries that could possibly engage in related person transactions are responsible for monitoring and reporting to the General Counsel any existing or contemplated transaction that may be covered by the Statement of Policy and Process. The General Counsel will review this and other appropriate information, will inform the Audit Committee of any transaction that may require review, and will provide the Audit Committee with the information necessary to conduct the review. If any transaction is executed without the Audit Committee’s prior approval and the Audit Committee decides not to ratify it, UMB’s management will be directed by the Audit Committee to rescind or terminate the transaction as promptly and on as favorable of terms as feasible.

No member of the Audit Committee or the Compensation Committee participates in any review or consideration of any related-person transaction involving the member, the member’s immediate family, or a related entity.

Under the Statement of Policy and Process, when considering whether to approve or ratify a related-person transaction, the Audit Committee will consider (A) the terms of the transaction, (B) whether consummation of the transaction is consistent with the best interests of UMB and its shareholders, (C) the benefits likely to accrue to UMB, (D) the extent of the related person’s interest in the transaction, (E) whether the transaction presents a heightened risk of conflicts of interest, an improper valuation or the perception of such a conflict or improper valuation, (F) any impact that the transaction may have on a director’s independence, (G) the availability of comparable products or services from sources other than the related person, (H) whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances or on terms comparable to those provided to UMB’s employees generally, and (I) whether UMB is obtaining products or services of a nature, quantity, or quality or on other terms that are not readily available from alternative sources.

Transactions Since January 1, 2018

The Audit Committee has reviewed and approved the following transactions since January 1, 2018:

•

For more than 20 years, the Bank has leased from Pioneer Service Corporation (“Pioneer”) one or more commercial billboards in the Kansas City metropolitan area and has used these billboards exclusively for the Bank’s purposes. Approximately 92% of the stock of Pioneer is collectively owned by Alexander C. Kemper, J. Mariner Kemper, and members of their immediate families and related entities. Each of these named individuals also serves or served as an executive officer of Pioneer. The annual rental rate under the lease was $110,000. Accordingly, we made lease payments of $110,000 to Pioneer during 2018. In October 2018, the Audit Committee considered and approved a three-year renewal of the lease (2019-2021), with an associated annual rental payment of $126,810. The Bank desired to renew the billboards as the signs were determined to be an integral part of the marketing strategy to communicate product information and to provide branding exposure. Lease payments for 2019 are expected to be $126,810.

The Audit Committee also has recognized that many of UMB’s related persons have engaged in credit or other banking transactions with one or more of UMB’s banking or broker-dealer subsidiaries in the ordinary course of the subsidiary’s business. Each transaction was executed on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, the Compensation Committee has reviewed and approved the compensation for Heather K. Miller, the sister of J. Mariner Kemper and Alexander C. Kemper. Ms. Miller is the Chief Marketing Officer for UMB. Ms. Miller’s compensation in 2018 totaled $393,408, which included (1) $208,654 in salary, (2) $82,320 under the 2018 Short-Term Program, and (3) grants under the 2018 Long-Term Program that were valued at $102,434 on the grant date. Ms. Miller’s base salary effective March 25, 2019, will be $218,000, and in 2019 she has been awarded: (a) a target award of $76,300 under the 2019 Short-Term Program and (b) awards under the Omnibus Plan in 2019 valued at $105,000 on the date the award was determined.

There has been no transaction since January 1, 2018, that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Statement of Policy and Process or for which the Statement of Policy and Process was not followed.

2018 DIRECTOR COMPENSATION

For their service on the Board during 2018, non-employee directors received an annual retainer of (1) $50,000 in cash and (2) fully vested UMB stock having a value equal to $55,000 on the grant date. No separate fee is paid for attendance at meetings of the Board. Directors who are also employees of UMB receive no separate compensation for serving on the Board.

In addition, for 2018, the Lead Director received an annual retainer of $30,000 in cash, prorated for the portion of the year as Lead Director. The Chairs of each of the Committees receive an annual cash retainer in the following amounts: Audit Committee—$15,000, Risk Committee—$14,000, Compensation Committee—$11,000, and Governance Committee—$10,000. Members of the Audit Committee received $2,000 in cash for each Committee meeting attended, and members of the Compensation Committee, the Governance Committee, and the Risk Committee each received $1,000 in cash for each Committee meeting attended.

The total compensation received by UMB’s non-employee directors for 2018 is reflected in the following table:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Robin C. Beery	81,056	44,976	126,032

Kevin C. Gallagher	70,056	44,976	115,032

Greg M. Graves	93,056	44,976	138,032

Alexander C. Kemper	50,056	44,976	95,032

Gordon E. Lansford III	77,056	44,976	122,032

Timothy R. Murphy	59,056	44,976	104,032

Kris A. Robbins	78,056	44,976	123,032

L. Joshua Sosland	57,056	44,976	102,032

Dylan E. Taylor	57,056	44,976	102,032

Paul Uhlmann III	59,056	44,976	104,032

Leroy J. Williams, Jr.	60,056	44,976	105,032

(1)	These are the total fees earned during 2018, including an amount equal to the stub cash portion of the equity retainer for 2018 that was paid during 2019.

(2)

Amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Information about the assumptions made in the valuation of equity awards is included in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019, under the heading “Accounting for Stock-Based Compensation,” in Note 1, Summary of Significant Accounting Policies, and in Note 11, Employee Benefits. The amount includes only the equity retainer earned in 2018 and issued on February 1, 2018. The equity retainer for 2018 was granted on January 28, 2019.

PROPOSAL #1—ELECTION OF DIRECTORS

Number of Directors

The Governance Committee periodically evaluates whether a larger or smaller number of seats on the Board would enhance the Board’s effectiveness and makes recommendations to the Board as appropriate. In assessing the size of the Board, the Governance Committee and the Board consider the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of Committees, and other relevant factors.

The Board currently has 12 seats. The Board believes that this size is appropriate based on UMB’s present circumstances. All seats on the Board are up for election at the Annual Meeting for terms ending at the 2020 annual meeting of shareholders or until a director’s earlier death, resignation or removal.

Nomination Process

The Governance Committee is responsible for periodically reviewing and recommending to the Board the desired characteristics of directors and the optimal composition of the Board as a whole.

The Governance Committee may consider existing directors for renomination and may use search firms or other resources to identify other potential director candidates. The Governance Committee also considers potential director candidates who are recommended by shareholders in compliance with applicable law and our Bylaws. Any recommendation by shareholders must include the potential director candidate’s name, biographical information, and qualifications and must be submitted in writing to the Corporate Governance & Nominating Committee, UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106. The Governance Committee uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

In recommending and nominating director candidates, the Governance Committee and the Board consider the following to be minimum qualifications:

•	The candidate should be an individual of the highest character and integrity and should have an inquiring mind, vision, a willingness to ask hard questions, and the ability to work well with others.

•	The candidate should have a personal and professional reputation that is consistent with the image and reputation of UMB.

•

The candidate should be free of any relationship or conflict of interest that is inconsistent with applicable law or that would interfere with the proper exercise of the fiduciary duties of a director.

•	The candidate should be willing and able to devote sufficient time and attention to the affairs of UMB and to diligently fulfill the responsibilities of a director.

•	The candidate should have the capacity and desire to represent the balanced and best interests of the shareholders as a whole.

The Governance Committee and the Board also give weight to other factors that are expected to enhance the effectiveness of the Board and its Committees. Among these are diversity—including in terms of geographic region, professional or business experience, gender, race, national origin, and specialized education or expertise—and particular talents, relationships, or other qualities that are likely to contribute in a meaningful way to increasing the fundamental value of UMB and creating long-term value for shareholders. Although the Governance Committee and the Board do not have a specific policy in place for the consideration of diversity, they assess it regularly in connection with all of the factors that are considered above.

The Governance Committee and the Board take into account as well the evolving needs of UMB based on its strategic direction, business segments, growth objectives, risk appetites, geographic footprint, and tradition of providing the unparalleled customer experience.

The effectiveness of these processes and policies are assessed by the Governance Committee in connection with its periodic evaluation of the Board’s and each Committee’s performance as contemplated by the Governance Guidelines.

Nominations

The Governance Committee has recommended, and the Board has nominated, the slate of 12 director nominees identified below for election to the Board for terms ending at the 2020 annual meeting of shareholders, or until a director’s earlier death, resignation or removal. All but one of the nominees, Ms. Peterman, currently serve as Directors and have been nominated for re-election based on their qualifications and performance throughout 2018. One director, Mr. Taylor, notified the Company in February 2019, that he would not be standing for re-election at the Annual Meeting, and Ms. Peterman was recommended by Mr. Graves to join the Board. Ms. Peterman was recommended to the Governance Committee by Mr. Graves based on Mr. Graves’ personal knowledge and understanding of Ms. Peterman’s business experience, leadership capabilities, and operational/strategic experience. Ms. Peterman also adds to the diversity of the Board in thought, experience, and gender. Each of the director candidates has agreed to be nominated and, if elected, to serve as a Director. We do not anticipate that any nominee will become unavailable for election, but under our Bylaws, the shares represented by proxy and voting for any nominee who unexpectedly becomes unavailable prior to the election will be voted instead for a substitute candidate nominated by the Board. We are not aware of any arrangements or understandings between the nominees and any other person pursuant to which such persons were selected as a director or nominee.

Name	Age	Positions or Offices with UMB	Director Since

Robin C. Beery	51	Director	2015

Kevin C. Gallagher	50	Director	2007

Greg M. Graves	61	Director	2003

Alexander C. Kemper	53	Director	1992

J. Mariner Kemper	46	Chair, President, CEO, and Director	2004

Gordon E. Lansford III	48	Director	2017

Timothy R. Murphy	63	Director	2016

Tamara M. Peterman	60	Nominee	-

Kris A. Robbins	60	Director	2000

L. Joshua Sosland	58	Director	1998

Paul Uhlmann III	68	Director	2000

Leroy J. Williams, Jr.	54	Director	2016

Director Qualifications

Our directors are responsible for exercising their business judgment to oversee and direct the diverse array of businesses and affairs of UMB. The Board reviews, approves, and advises management on business strategies, significant corporate actions, and major transactions and also reviews assessments of and advises management on significant risks and issues facing UMB. In addition, the Board exercises oversight over the processes that are designed to ensure the integrity of UMB’s actions.

The Governance Committee is dedicated to assembling a Board that excels in fulfilling these responsibilities, exercises independent leadership and oversight of management, and operates in a cohesive and effective manner. In identifying and recommending director candidates, the Governance Committee remains mindful as well of the evolving needs of UMB based on its strategic direction, business segments, growth objectives, risk appetites, geographic footprint, and tradition of providing the unparalleled customer experience.

The Governance Committee believes that each existing director brings applicable talents, relationships, professional or business experience, specialized education or expertise, and other qualities to UMB and that all of the existing directors together form a robust Board that meaningfully contributes to increasing the fundamental value of UMB and creating long-term value for shareholders.

Skills Matrix

The Board continually identifies key qualifications, attributes, skills and experiences that are important to be represented on the Board as a whole, particularly given UMB’s current needs and priorities, and future planning. The following tables summarize certain of these key qualifications, attributes, skills and experiences, and identify directors possessing the same.

Experience, Expertise or Attribute	Importance

Executive Leadership (“Leadership”)

UMB believes that those who have held significant executive leadership roles bring a unique perspective to board service. Generally, these individuals possess a plethora of important leadership qualities, including strategic planning skills, practical application of risk analysis, the ability to problem solve in even the most difficult of circumstances, and the ability to make highly impactful, definitive decisions.

Finance/Financial Services and Banking (“Finance”)

As a publicly traded, highly regulated bank holding company with bank and non-bank subsidiaries, an understanding of finance, the financial services industry and banking is an important component of our Board.

Corporate Governance (“CG”)

The rules, responsibilities and obligations governing UMB, and its subsidiaries, create a framework from within which UMB operates and executes its strategic mission. As such, they create an important backdrop to every board discussion, decision and plan.

Regulatory (“Reg”)	Given the highly regulated areas in which UMB operates, and given their impact on the ability to plan and execute on large strategic initiatives, regulatory experience on the Board is valuable.

Technology and/or Information Security (“IT/IS”)

UMB believes that technology and information security are two of the largest areas of risk that most companies, and particularly banks, face in today’s world. Changes in one or both areas in a company can significantly impact not only day-to-day operations, but also strategic planning, the customer experience and UMB’s reputation in the marketplace. UMB, like many companies, places heavy emphasis on technology and information security experience.

Experience, Expertise or Attribute	Importance

Risk Management (“Risk”)

Risk management plays an integral role in all facets of UMB’s decision-making and strategic planning. Failure to appropriately identify, anticipate or plan for, and respond to, material risks could have a meaningful, detrimental impact to UMB. Accordingly, directors with practical risk management experience are particularly important to UMB.

Mergers and Acquisitions (“M&A”)

UMB is continuously evaluating its business strategies, which includes the best and smartest paths towards growth, new products and longevity. Board members with experience in mergers and acquisitions can help UMB formulate, plan for, and execute upon, its long-term strategic goals.

Business Operations/Strategic Planning (“BO/SP”)

The practical, solutions-oriented experience that comes with business operations and the planning, implementation and maintenance of strategic activities provides a valuable backdrop for the performance of Board activities. Accordingly, UMB seeks and values directors with experience in a variety of business operations and strategic planning.

Diversity (“Div”)	UMB recognizes that board diversity, including of gender, race, experience, background, and thought creates a more balanced, inclusive, and better prepared decision-making body.

Experience, Expertise or Attribute	Leadership	Finance	CG	Reg	IT/IS	Risk	M&A	BO/SP	Div

Robin C. Beery	●	●	●	●		●	●	●	●

Kevin C. Gallagher	●	●					●	●

Greg M. Graves	●		●		●		●	●

Alexander C. Kemper	●	●	●	●	●	●	●	●

J. Mariner Kemper	●	●	●	●	●	●	●	●

Gordon E. Lansford III	●	●	●		●	●	●	●

Timothy R. Murphy	●						●	●

Tamara M. Peterman	●	●		●		●		●	●

Kris A. Robbins	●	●	●	●	●	●	●	●

L. Joshua Sosland	●					●

Paul Uhlmann III	●	●	●					●

Leroy J. Williams	●	●	●	●	●	●	●	●	●

Robin C. Beery

Ms. Beery has nearly 30 years of experience in financial services and asset management, with strong knowledge of traditional and alternative investment products and specialized expertise in business-to-business and business-to-consumer distribution, brand strategy and reputation management and product marketing and packaging.

Ms. Beery served as Executive Vice President, Head of US Distribution, for Janus Capital Group, a publicly-traded asset management company headquartered in Denver, Colorado, from September 2009 until her retirement from Janus in August 2014. She also served as CEO and President of the Janus Mutual Funds Trust during that period and was a member of the Janus Executive Committee from 2003 to 2014. In her capacity leading US distribution, Ms. Beery had oversight of sales, client service, product, marketing, and corporate communications. From April 2003 to September 2009 she served as Executive Vice President, Chief Marketing Officer for Janus Capital Group, and was the President of the Janus Foundation from 2000 to 2014, overseeing the firm’s philanthropic endeavors and community relations. Ms. Beery currently serves as an independent fund board director for the Hartford-Lattice Multi-Factor Exchange-Traded Funds Trust since December 2014, the Hartford Exchange-Traded Funds trust since December 2016, and the Hartford Mutual Funds Trust since May of 2017, with fiduciary oversight of the underlying mutual funds and exchange-traded funds. Ms. Beery also serves as a senior business and distribution adviser at ArrowMark Partners, where she previously worked in a consulting capacity beginning in 2015.

Kevin C. Gallagher

Mr. Gallagher is currently the Chief Executive Officer of Little Pub Holdings, LLC, Denver, Colorado, which is an owner/operator of 21 neighborhood pubs and restaurants, a position he has held since 2009. He also serves as the Chairman of West Creek Partners, LLC, a private investment firm, and, since 2015, Mr. Gallagher has held the position of Chairman of Gallagher Industries, LLC, a private holding company of lower middle-market industrial companies. He has entrepreneurial experience and marketing experience gained from serving as chief executive officer of a large complex diversified operation with companies in both the manufacturing and service industries. He also brings to the Board community-relations experience and experience in investments, mergers, and acquisitions.

Greg M. Graves

Mr. Graves previously served as Chairman and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri, with offices and operations throughout the United States, until his retirement in December 2016. Prior to being named Chairman, he served as the President and Chief Executive Officer from October 2003 until December 2008; from January 2003 through October 2003, he served as the President and Chief Operating Officer. He served as General Manager of that company’s Energy Division from November 1997 through June 2001 and as President of its Energy Group from July 2001 through December 2002. Mr. Graves’s experience as chief executive officer of a large engineering company, with multiple offices and projects located throughout the United States and abroad, gives him leadership skills and growth management skills. He also has human-resources experience gained through his management of a large number of professionals and managers.

Alexander C. Kemper

Mr. Kemper, a brother of J. Mariner Kemper, is the Chairman of the Collectors Fund, a private-equity fund focused on alternative asset classes. He is also the founder, Chairman and Chief Executive Officer of C2FO, a leading provider of payment-optimization technology and cash-flow solutions for corporations. Prior to founding the Collectors Fund and C2FO, Mr. Kemper founded and served as the Chairman and Chief Executive Officer from March 2000 to mid-2006 of Perfect Commerce, Inc. (formerly eScout LLC), a provider of supplier relationship-management technology. Mr. Kemper is a board member of Sipvine. Prior to March 2000, he served as the President of UMB from 1995, as the Chief Executive Officer of UMB from July 1999, as the Chief Executive Officer of the Bank from January 1996, and as the Chairman and Chief Executive Officer of the Bank from January 1997. Mr. Kemper also serves as a director, the chairman of the compensation committee, and a member of the audit committee and the governance committee for NIC Inc. (NASDAQ: EGOV). In 2008, Mr. Kemper became a director of the BATS Exchange and served on its executive committee, regulatory oversight committee, and compensation committee. Since 2016, Mr. Kemper also served as the chairman of the BATS compensation committee. After BATS was acquired by the Chicago Board Operations Exchange, he continued to serve in the foregoing capacities until his retirement from the board in December 2017. Because of Mr. Kemper’s prior experience as the Chief Executive Officer of UMB and as chief executive officer and founder of multiple start-up companies, he brings entrepreneurial experience in managing growth, marketing skills, operations and investment experience, and information-technology skills and experience to the Board.

J. Mariner Kemper

Mr. Kemper, a brother of Alexander C. Kemper, has served as the Chairman and Chief Executive Officer of UMB since May 2004 and as the President of UMB since November 2015. He was the Chairman and Chief Executive Officer of the Bank between December 2012 and January 2014, the Chairman of UMB Bank Colorado, n.a. (a prior subsidiary of UMB) between 2000 and 2012, and the President of UMB Bank Colorado, n.a. from 1997 to 2000. As the Chairman and Chief Executive Officer of UMB for the past 13 years, Mr. Kemper brings to the Board skills in leadership, consensus building, and the implementation of UMB’s key strategies. He has detailed knowledge of UMB’s key business and operational strategies and branding and possesses operations experience and knowledge of every aspect of UMB’s business. He also has specialized knowledge of the investments, banking, and financial-services industries as well as extensive community-relations experience, with involvement in civic and business organizations in Kansas City and Colorado.

Gordon E. Lansford III

Mr. Lansford has served as President and Chief Executive Officer of JE Dunn Construction Company, a national commercial contractor headquartered in Kansas City, Missouri, since January 2014. Prior to being named as President and CEO, he served as Chief Financial Officer from 1998 to December 2013, and before then, he served as the Director of Internal Audit. Prior to his employment with JE Dunn, Mr. Lansford was employed by KPMG, LLP as a Certified Public Accountant. Mr. Lansford was previously a member of the board of directors for the Bank until January 2016, when that board’s membership was consolidated with that of the Company’s. Mr. Lansford has relevant experience overseeing operations, finance, legal, risk management, investments, human resources and information technology.

Timothy R. Murphy

Mr. Murphy has been the Executive Chairman of Murphy-Hoffman Company (“MHC”) since January 2017, holding responsibilities associated with company oversight and strategic growth initiatives. Prior to this time, and beginning in 1989, Mr. Murphy served as the Chief Executive Officer. MHC is a large, privately-owned heavy and medium duty truck dealer in North America. In addition, Mr. Murphy has served on numerous supplier councils to the trucking industry, including two terms as Chairman of the North American Kenworth Dealer Council. Mr. Murphy brings significant organizational, business expertise, including specialized knowledge of UMB, having served as a board member for the Bank from 1999 through January 2016.

Tamara M. Peterman

Tamara (Tammy) M. Peterman, MS, RN, FAAN, was appointed as Executive Vice President, Chief Operating Officer and Chief Nursing Officer of the University of Kansas Health System in July 2007. In July 2018, Ms. Peterman assumed the additional role of President, Kansas City Division. In her roles with the University of Kansas Health System, Ms. Peterman oversees the operations of all health system locations within the Kansas City metropolitan area, assuring key operational goals related to quality service, people growth and financial stability are achieved. In collaboration with others on the senior executive team, Ms. Peterman also provides strategic operational oversight and specific strategic guidance for nursing services and day-to-day operations across all locations of the health system. Ms. Peterman has relevant experience overseeing operations, financial performance, regulatory, and risk management. She also provides specialized industry knowledge related to healthcare.

Kris A. Robbins

Mr. Robbins was previously employed by Security Benefit Corporation (“Security Benefit”) and its companies from 1997 until his retirement in February 2010, serving as its Chief Executive Officer for over 10 years, and as Chairman and CEO for 6 years. During his tenure, Security Benefit managed over $40 billion in assets and provided annuities, mutual funds, exchange-traded funds, retirement plans, and business-processing services throughout the United States. Following his retirement from Security Benefit, Mr. Robbins co-founded and is currently the Chief Executive Officer of Clearleaf Finance, a short duration, specialty asset investor involved in liens, asset-based finance and factoring, and President of its servicing arm, Purestone Loan Services. He also provides private-equity, angel-investment, and advisory services through KARobbins LLC. Mr. Robbins once served on the board and chaired the audit committee of Compliance Assurance Corporation (PA) until its sale in November 2012 to Stone River Risk and Compliance. Mr. Robbins also served on the board and audit committee of Key Health from April 2011 through 2015. Mr. Robbins brings to the Board financial literacy skills, developed in over 30 years of professional experience and education in accounting and financial management. In addition, he has significant experience and knowledge relating to operations, investments, risk and capital management, gained from his leadership of large, highly regulated financial-services business that had significant growth and changes in products (including public company experience). Mr. Robbins provides specialized industry knowledge in key areas of investments, risk management, and insurance as well.

L. Joshua Sosland

Mr. Sosland has served as the President of Sosland Publishing Co., Kansas City, Missouri, since July 2015 and Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. Established in 1922, the Sosland Companies are primarily engaged in trade publications for the baking, flour-milling, and food-processing industries. Mr. Sosland has also served as editor of Milling & Baking News since 2000 and editor of Food Business News since 2004. Mr. Sosland contributes significant investment experience and expertise, as well as board and governance expertise, with almost 20 years of service on our Board and several years of service on the trust policy committee of the Bank. The economic analytical skills developed from his formal education, as well as his publishing experience covering and analyzing the food-processing industry, enable him to provide valuable analyses of investment and acquisition activities. Through his many years of service on and prior leadership of the Board’s compensation committee, Mr. Sosland also has detailed knowledge of the development and implementation of UMB’s executive incentive-compensation plans.

Paul Uhlmann III

Mr. Uhlmann has served as the President and Chief Executive Officer of The Uhlmann Company, a Kansas City, Missouri, a grocery-products company, since 1997. He brings to the Board operations experience and business-analytical skills, both from his formal education and through his management of a privately held food manufacturing and distribution company. He has extensive governance experience and contributes valuable community-relations skills gained from his leadership of community social and philanthropic organizations and has served on the Board since 2000.

Leroy J. Williams, Jr.

Mr. Williams is the founder and Chief Executive Officer of CyberTekIQ, LLC, a consulting firm which partners with clients to maximize business performance through smart technology investments and the deployment of information security best practices, a position he has held since October 2016. He previously served as the Global Chief Information Officer of Ball Corporation (NYSE: BLL) from May 2005 until July 2016. Mr. Williams brings to the Board over 25 years of experience in managing technology innovation that is designed to maximize business returns across multiple industries, including in the manufacturing, public-sector, telecommunications, and financial-services industries. Mr. Williams also brings to the Board valuable expertise in the areas of cybersecurity and enterprise risk management and experience in managing large, complex transformational efforts on a global scale.

The Board recommends that shareholders vote FOR the election of each of the 12 nominees to our Board.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of our compensation program for our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three other most highly-compensated Executive Officers as of December 31, 2018 (collectively, such Executive Officers included in the Compensation Discussion and Analysis are referred to as the “Named Executive Officers” or “NEOs”). This Compensation Discussion and Analysis also describes our compensation program for Michael D. Hagedorn a former executive officer, who served as the President and CEO of the Bank and Vice Chairman of the Company until his resignation in October 2018.

Our Named Executive Officers for 2018 were:

J. Mariner Kemper	Chairman, CEO and President

Ram Shankar	CFO

James D. Rine	President and CEO of UMB Bank, n.a.

James Cornelius	President of Institutional Banking of UMB Bank, n.a.

Kevin M. Macke	Executive Vice President of Operations

Michael D. Hagedorn	Former President and CEO of UMB Bank, n.a. and Vice Chairman of the Company

This Compensation Discussion and Analysis also describes relevant actions involving the compensation of the NEOs since the end of 2018 until the date of this proxy statement.

Executive Summary

The Compensation Committee oversees our compensation program for our executive officers, including our NEOs. The program is designed to emphasize performance-based compensation based on both individual performance and Company results.

2018 Business Highlights

2018 was a year of significant progress for UMB as we exceeded $1 billion in revenue for the first time in Company history, and continued our commitment to efficiency and financial discipline. Highlights for 2018 include:

•	Earnings Growth. We delivered record net income from continuing operations of $196.3 million or $ 3.94 per common share (fully diluted), an increase of 7.3% over 2017;

•	Loan Growth. Our average loan balances increased 7.0% during 2018 to $11.6 billion;

•	Deposit Growth. Our average deposits increased $1.0 billion to a total of $17 billion; and

•	Dividend Growth. We increased our dividend 12.5% during 2018.

Objectives of Our Compensation Program

The Compensation Committee considers the following goals and objectives when structuring our executive compensation program and in making individual compensation decisions:

•

Compensation should reward superior performance. Our compensation program should motivate our Executive Officers to perform consistently at high levels. The performance standards used in our short-term and long-term incentive programs should be challenging, but fair, to the Executive Officers.

•

Incentive compensation should reward consistent and sustained performance over the long-term. A substantial amount of compensation should vest over multi-year performance periods that are designed to align the interests of the executive officers and shareholders. We believe this focus on longer performance periods also helps promote retention and business continuity amongst the Executive Officers.

•

Incentive compensation should emphasize forward looking performance. A substantial amount of compensation for Executive Officers should be equity based compensation. We believe equity compensation aligns management and shareholder interests and promotes increased shareholder value.

•

Compensation levels should be competitive to ensure we attract and retain a highly qualified management team to lead and grow the Company. We rely on an experienced and highly-talented management team to lead the Company. To promote continued growth and success, we also have to develop a strong bench of executives who are ready to meet the needs of the future. To do this, our compensation program must be competitive with our peer group and the industry, allowing us to attract and retain talent that is capable of meeting current and future needs.

•

Incentive compensation should avoid excessive or disproportionate risks. Our incentive compensation practices are designed to appropriately balance risk and reward and to avoid excessive or disproportionate risks.

•

Incentive compensation should encourage stewardship of UMB as a whole. Our Executive Officers are encouraged to focus on the performance of the Company as a whole as well as their individual business or functional lines. To this end, our incentive compensation includes both company-wide and individual goals, promoting an “us” mentality when it comes to performance.

•

Compensation opportunities should take into account individual incentives and circumstances. Our Executive Officers have various levels of performance, leadership, expertise, responsibilities, and experience. Our compensation program seeks to be flexible enough to recognize these differences and reward those Executive Officers who perform at higher levels.

•

Compensation opportunities should focus on qualitative standards in addition to metrics. While the vast majority of our compensation is tied to quantitative metrics, the Compensation Committee reserves the right to consider factors besides the numbers when making compensation decisions.

Compensation Best Practices

What We Do	What We Don’t Do
We Pay for Performance: The majority of our executive compensation is variable and is closely tied to both individual performance and the financial performance of the Company.	No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling or hedging activities.

We have Strong Stock Ownership Guidelines: Our CEO is required to hold Company common stock with a value equal to six times his base salary and our other NEOs must hold Company common stock equal to three times their base salary.

No Stock Option Repricing: Our long-term incentive compensation plan prohibits repricing of stock options without shareholder approval.

We Have a Robust Claw-Back Policy: We have the ability to claw back any cash or equity compensation payments that were predicated on achieving certain financial results in the event of a material negative restatement of financial results.

No Employment Agreements: We generally do not enter into long-term employment contracts with our Executive Officers.

We Perform an Annual Assessment of Incentive Compensation Risk: The Compensation Committee reviews our incentive compensation programs annually to ensure that the programs strike an appropriate balance between risk and reward.

No Excessive Perquisites: We offer our NEOs modest perquisites which accounted for a minimal amount of each NEO’s compensation during 2018.

Components of Executive Compensation

During 2018, our compensation program consisted of five fundamental components: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation, (4) discretionary cash bonuses, and (5) other benefits and perquisites, as follows.

Compensation Component	Component Elements	Purpose

Base Salary	• Bi-weekly cash payments	• To attract and retain NEOs • To provide a fixed base annual compensation that is market-competitive with other similarly situated financial institutions

Short-Term Incentive Compensation	• Annual cash awards based on the achievement of annual performance goals and the profitability of the Company and/or business unit	• To motivate the NEOs to exceed annual performance goals • To align the interests of the NEOs with the interests of the shareholders

Long-Term Incentive Compensation	• Service-based restricted stock • Performance-based restricted share units

•  To promote retention and align the interests of NEOs with the interests of the shareholders by encouraging forward-looking balanced risk-taking, increasing the value for shareholders over the long-term

Compensation Component	Component Elements	Purpose

Other Benefits and Perquisites	• Tax preparation assistance • Relocation allowances • Auto allowance • Country club memberships	• To provide competitive compensation for executive talent

The actual mix of these components varies for each NEO and is dependent on the Compensation Committee’s evaluation of individual performance, strategic value, leadership, responsibilities, competency, experience, and expected future contributions. The Compensation Committee, however, believes that the majority of each NEO’s compensation should be contingent on performance or paid out over time (“at risk”). The following charts illustrate the allocation of direct target compensation for 2018 for our CEO and the average allocation of direct target compensation for 2018 for all of our NEOs other than Mr. Hagedorn.

The Role of the Compensation Committee

Each year our Compensation Committee reviews and approves the Executive Compensation Principles of the Company. The Compensation Committee has exclusive authority to determine the compensation of the Company’s Executive Officers and to determine the equity-based compensation of all directors and associates of UMB and its subsidiaries. The Compensation Committee may not delegate this authority to any officer or other associate of UMB or its subsidiaries but has authorized the Chair of the Compensation Committee (as well as any other member of the Compensation Committee designated by the Chair) to approve, on behalf of the entire Compensation Committee, compensation that falls within its exclusive jurisdiction and that is being offered to prospective new hires or certain associates deemed by management to be more likely to terminate employment with the Company. In determining the compensation of our NEOs, the Compensation Committee considers information provided by the compensation consultant and management, and obtained from publicly available information about the companies in our peer group.

The Role of Executive Officers in the Compensation Decisions

Mr. Kemper, as CEO of the Company, and Mr. Rine, as CEO of UMB Bank, with the assistance of our Human Resources Department, review the performance of the other NEOs that report directly to them and offer recommendations to the Compensation Committee on the amount and mix of their compensation. No Executive Officer participates with the Compensation Committee in its review of that officer’s performance or the Compensation Committee’s determination of that officer’s compensation.

The Role of the Compensation Consultant

The Compensation Committee has engaged McLagan Partners, Inc., an Aon company, (“McLagan”) as its compensation consultant. In its capacity as the compensation consultant, McLagan advised the Compensation Committee on the structure and design of our executive compensation program, on the Company’s comparative peer group, on regulatory updates, and on the amount and mix of compensation for 2018 and 2019. Representatives of McLagan attended, in person or by telephone, all of the meetings of the Compensation Committee.

The Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) of the Exchange Act and NASDAQ Listing Rule 5605(d) before selecting or receiving further advice from McLagan. The Compensation Committee did not identify any work of McLagan that raised a conflict of interest.

Use of Competitive Data

In performing its duties in 2018, the Compensation Committee relied on various sources of compensation information provided by McLagan. McLagan provided the Compensation Committee with comparative analyses based on (1) proxy data from the peer group approved by the Compensation Committee and (2) industry data from McLagan’s proprietary surveys. The peer group was selected on the basis of asset size, mix of business, annual revenue, market capitalization, employees, and other factors judged by the Compensation Committee to be relevant. The peer group approved and used by the Compensation Committee during 2018 included 17 companies:

Associate Banc-Corp	IBERIABANK Corporation
BancorpSouth, Inc.	MB Financial, Inc.
BOK Financial Corporation	Old National Bancorp
Chemical Financial Corporation	Prosperity Bancshares, Inc.
Commerce Bancshares, Inc.	Trustmark Corporation
Cullen/Frost Bankers, Inc.	Umpqua, Holdings Corporation
First Midwest Bancorp	Valley National Bancorp
Fulton Financial Corporation	Webster Financial Corporation
Hancock Whitney Corporation

In October 2018, the Compensation Committee reviewed the above peer group listing with McLagan. McLagan recommended no changes to the existing peer group given the magnitude of changes that were made prior to 2018. McLagan reported that MB Financial announced a merger in 2018 and will be removed from the peer group for 2019, but will remain as a comparator for 2018 compensation. Additionally, Chemical Financial Corporation announced a merger with a TCF Financial Corporation in January 2019 that is expected to close in late 2019. Chemical Financial Corporation will remain as a comparator for 2018 compensation, but will be re-evaluated post-merger to determine whether it is appropriate to include them as a member of the peer group in the future.

Executive Compensation for 2018

General Considerations for 2018

Annual compensation decisions, including those for Executive Officers, are primarily made in February after our Board has held its first regular meeting of the year and we have announced earnings and other financial results for the prior year. The Compensation Committee weighed a number of general considerations in setting the compensation of each NEO for 2018. In doing so, the Compensation Committee favored more holistic assessments that took account of both quantitative and qualitative factors.

Base Salary

Base salary provides the NEOs with a market-competitive baseline of cash compensation, generally in the form of fixed bi-weekly payments. The Compensation Committee established the salaries of our NEOs in 2018 by (1) using peer-group or industry data to identify comparative medians and quartiles and (2) adjusting off the median and quartiles to reflect each NEO’s individual performance, strategic value, leadership, responsibilities, competency, and experience.

Annual base salary adjustments for the NEOs, if any, are generally made by the Compensation Committee at its meeting in February. For each NEO other than Mr. Kemper, the Compensation Committee considers the industry market data and the recommendation of the NEO’s manager when adjusting base salary. The Compensation Committee retains full discretion to establish the base salary for Mr. Kemper.

In February 2018, the Compensation Committee reviewed the base salaries of our CEO and all of the NEOs excluding Mr. Rine and Mr. Cornelius who were not executive officers of the Company until April 2018. Based on this review the Compensation Committee decided to make no changes to the CEO’s base salary due to Mr. Kemper’s relative position among the peer group. At the same meeting, the Compensation Committee increased the base salaries of Messrs. Shankar, Hagedorn and Macke to improve their position relative to market median base salaries, to recognize superior performance, and to provide for retention.

Base Salary

Name	2017 Base Salary	2018 Base Salary	Percentage Increase

J. Mariner Kemper	$905,216	$905,216	0.0%

Ram Shankar	$360,000	$380,000	5.6%

Kevin M. Macke	$308,000	$330,000	7.1%

Michael D. Hagedorn	$490,000	$510,000	4.1%

Mr. Hagedorn established the base salaries for Mr. Rine and Mr. Cornelius in February 2018 before they were considered executive officers of the Company. The Compensation Committee approved an increase in the base salary to $485,000 for Mr. Rine in October 2018, when he was promoted to the position of President and CEO of UMB Bank, n.a.

Short-Term Incentive Compensation

Short-term incentive compensation generally takes the form of an annual cash bonus and is used to reward superior performance primarily over the short term through the Short-Term Incentive Compensation Plan (as adopted by the Board, the “Short-Term Incentive Plan” or “STIP”). Short-term incentive compensation awards are designed to motivate the NEOs to achieve, and exceed, their individual annual performance goals and support the Company’s key strategies. The Compensation Committee believes that these short-term incentive compensation awards align the NEO’s financial interest with the interest of the shareholders, and of the Company, because the awards are tied to the NEO’s performance against established goals and are funded based on the performance of the Company and/or a business line.

Performance Objectives

As a part of the STIP, NEOs are required to establish annual performance objectives. The performance standards and objectives for 2018 were reviewed and approved by the Compensation Committee at its February 2018, meeting. In addition to the Company objectives, the primary performance objectives for each NEO are discussed below:

Named Executive Officer	Performance Objectives

J. Mariner Kemper

Objectives were tied directly to the performance of the Company due to his role and responsibility for the Company’s overall performance including financial results against budget, succession planning, diversifying revenue streams, increasing efficiency, individual leadership and strategic vision.

Ram Shankar

Objectives were tied directly to the performance of the Company due to his role and responsibility for the Company’s overall performance including financial results against budget, maintaining a strong finance team, function and reporting, and continued improvement of the Company’s operating leverage.

James D. Rine

Mr. Rine was promoted from President of Commercial Banking to President and CEO of UMB Bank, n.a. in October 2018. Objectives for 75 percent of the year were tied directly to the role and responsibility for Commercial Banking’s overall performance. 25 percent of Mr. Rine’s objectives related to the overall performance of the Bank.

James Cornelius	Objectives were tied directly to the performance of the businesses that reside within Institutional Banking.

Kevin M. Macke	Objectives were tied to the overall management, execution and financial parameters of the technology and operations needs across the Company.

Payments under the STIP

In February 2018, the Compensation Committee approved the 2018 annual short-term incentive compensation program (the “2018 Short-Term Program”) under the STIP, establishing a target short-term award pool of $7.3 million that was weighted 80% to UMB’s core after-tax net operating income (“Core NOI”) with a target Core NOI of $215.0 million and weighted 20% to UMB’s core return on average equity (“Core ROAE”) with a target Core ROAE percentage of 9.83%. The target amounts for Core NOI and Core ROAE were established using the Company’s projected budget for 2018. The Compensation Committee also instituted a discretionary plan governor to the Short-Term Program in which the Compensation Committee would make discretionary reduction in the short-term award pool if the Company’s operating leverage fell below 0.5%, and it would make a discretionary increase to the short-term award pool if the Company’s operating leverage exceeded 1.5% for 2018.

Each year under the STIP, the Compensation Committee approves a percentage of base salary for each NEO that participates as a target for the annual payout. The targeted percentage is based on comparative peer group or industry data and the NEO’s position, strategic value, leadership, responsibilities, competency, and experience. In February of the following year, the Compensation Committee approves the percentage of the NEO’s base pay from the targeted percentage and the related bonus payment under the STIP based on the NEO’s individual performance during the prior year and bonus-pool availability. The maximum STIP payment to any NEO in any year is 200% of the target amount.

The Compensation Committee has exclusive authority to determine the core income and returns by taking the Company’s financial results under generally accepted accounting principles and adjusting the results for gains, losses and circumstances that the Compensation Committee deemed to be fair and appropriate such as (1) a gain or loss for the sale of non-earning assets; (2) a gain or loss on the sale or discontinuance of a business, product or service; (3) a gain or loss on branch closings; (4) expenses associated with the acquisition of a business; (5) severance costs; (6) litigation reserves; and (7) other large, non-recurring items unrelated to core results (such as unrealized gains and losses on specified alternative investments). Once the Core NOI and Core ROAE are determined, the actual bonus pool is proportionally adjusted, either increased or decreased, based on the following chart with interpolation of the pool amounts falling between the levels set:

2018 Actual Performance as a Percentage of the Performance Target	2018 Short-Term Program Bonus Pool as a Percentage of the Target Bonus Pool
Less than 80%	0%
80%	33%
100%	100%
130% or Greater	200%

In 2017, the Compensation Committee adopted a tax planning strategy of approving a minimum bonus pool for the STIP in December of the performance year based on a discount of the actual financial results of the Company through November of the performance year and the forecasted performance for December. In exercising this strategy, the Compensation Committee waives all discretionary authority under the STIP to reduce the actual STIP bonus pool below the minimum bonus pool. In December 2018, the Compensation Committee exercised this strategy to establish a minimum bonus pool based on discounted forecasted performance of $8 million or 112.01% of the target bonus pool.

In January 2019, the Company identified a large credit loss that reduced the actual CNOI and ROAE for 2018 below the projected amounts that the Compensation Committee used to determine the minimum bonus pool. The Compensation Committee determined that the 2018 Core NOI had been $198.8 million (92.43% of the target) and the Core ROAE had been 9.06% (92.17% of the target). Taken together and weighted, the results produced a calculated bonus pool of $5.3 million (74.58% of the target bonus pool) under the 2018 Short-Term Program. The Compensation Committee, recognizing both that the minimum bonus pool exceeded the calculated bonus pool and the final bonus pool could not be reduced below the minimum bonus pool, approved a final bonus pool of $8 million.

In determining each NEO’s award under the 2018 Short-Term Program, the Compensation Committee considered the extent to which each NEO’s performance against the established performance objectives was met, as determined by the NEO’s manager, as well as other factors that the Compensation Committee deemed relevant related to the NEO’s overall performance including the responsibility attributed to each NEO for the large credit loss. The award, as recommended by the NEO’s manager and determined by the Compensation Committee, is expressed as a percentage of the target payout established in February 2018.

In February 2019, the Compensation Committee determined that Mr. Cornelius and Mr. Macke had met and exceeded their performance objectives for 2018 and, based on that determination, deserved awards exceeding 100% of their target payout. Mr. Cornelius produced strong financial results for Institutional Banking that included a 29% year-over-year increase in new Corporate Trust Business and first year revenue of $5 million in new aviation trust business. Mr. Macke successfully completed key regulatory and core technology projects, implemented a new state-of-the-art disaster recovery site, and expanded the technology roadmap to focus on revenue-generating projects.

The Compensation Committee recognized that Mr. Rine successfully led Commercial Banking until October 2018, but accepted that Mr. Rine’s performance for the fourth quarter was tied to the overall financial results of the Company including the unexpected credit loss that resulted in the Company meeting 92% of budget. For these reasons, the Compensation Committee approved Mr. Rine’s STIP award at 92% of target.

The Compensation Committee, acknowledging that the performance objectives for Mr. Kemper and Mr. Shankar are directly tied to the performance of the Company including the unexpected credit loss. For this reason, the Compensation Committee awarded Mr. Kemper and Mr. Shankar STIP awards at calculated bonus pool level of 74.58%.

2018 Short-Term Program Compensation Awards and 2017 Comparison

Name	Base Salary as of 12/31/2018	2018 Short- Term Target Percentage	2018 Short- Term Target Payout	2018 Short- Term Award Percentage	2018 Short- Term Award	2017 Short- Term Award

J. Mariner Kemper	$905,216	105%	$950,477	74.58%	$708,866	$1,663,335

Ram Shankar	$380,000	60%	$228,000	74.58%	$170,042	$315,000

James D. Rine	$485,000	63%	$303,125	92%	$278,875	-

James Cornelius	$370,000	75%	$277,500	138%	$382,950	-

Kevin M. Macke	$330,000	50%	$165,000	158%	$260,700	$234,080

Long-Term Incentive Compensation

In April 2018, the Company’s shareholders approved the UMB Financial Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The Omnibus Plan provides the Compensation Committee additional flexibility in the types of equity awards that may be utilized for officers, employees and directors to link the financial rewards to the recipient with increases in Company shareholder value. The Omnibus Plan provides the following features that protect the shareholder interest:

•	Prohibition on liberal recycling;

•	Fungible share pool;

•	Additional award limits for non-employee directors;

•	No automatic accelerations upon change in control; and

•	Express prohibition on repricing or cashing out underwater options and stock appreciation rights.

Long-term incentive compensation in 2018 took the form of restricted stock awards (“Service Shares”) under the UMB Long-Term Incentive Compensation Plan (as adopted by the Board and approved by our shareholders, the “Long-Term Incentive Plan” or “LTIP”) and performance-based share units (“Performance Shares”) under the Omnibus Plan. The use of these equity awards, in the view of the Compensation Committee, generally aligns the interests of the NEOs and other eligible associates with those of our shareholders, incents forward-looking and sustained performance, and drives balanced risk-taking. All equity awards are valued as of the grant date, using the fair market value of the underlying stock in the case of Service Shares and Performance Shares. Grants of equity awards are generally approved in a manner that satisfies the exemption from Section 16(b) of the Exchange Act.

In February 2018, the Compensation Committee approved the equity awards to 328 employees of UMB including all the NEOs. The value of the award is generally expressed as a percentage of each participating NEO’s base salary at the time of the award. The value of the equity awards for each NEO are based on comparative peer-group or industry data and the NEO’s position, strategic value, leadership, responsibilities, competency, and experience. The Compensation Committee did not change the percentage awards for Messrs. Kemper, Shankar, Macke or Hagedorn based on the determination that the percentage awards were still appropriate. The value of equity awards for Mr. Rine and Mr. Cornelius, who were not executive officers at the time of award grants, were recommended by Mr. Hagedorn and approved by the Compensation Committee and remained unchanged from the previous year.

The Compensation Committee also discontinued the use of non-qualified stock options in 2018 and moved toward the greater use of Performance Shares that provide upside leverage to the NEOs. The Compensation Committee favors the use of Performance Shares over stock options to deliver full value of the awards to the NEOs. In February 2018, the Compensation Committee established an equity award mix of 60 percent Performance Shares and 40 percent Service Shares for each of the NEO’s.

The value of the awards performance standards for Performance Shares were approved in February 2018, but the issuance of the Performance Shares was delayed until after the 2018 annual meeting of shareholders so that they could be issued contingent upon approval of the Omnibus Plan. The Compensation Committee believed that it was important to provide an upside in the payout of Performance Shares to recognize outstanding performance over the three-year (2018, 2019, 2020) performance period.

Prior to 2018, the Compensation Committee established a performance standard based on a three-year cumulative core after-tax earnings per share (“3-year EPS”). In 2018, the Compensation Committee introduced return on tangible common equity (“ROTCE”) over the three-year performance period as a secondary performance metric. Each of the performance metrics is weighted at 50 percent of the performance standard with the possibility of payouts exceeding 100 percent of the grant. The target level for the 3-year EPS was established using the budget that was approved by the Board in January 2018 as a baseline and historical compound annual growth rates in core net income for projections for 2019 and 2020. The target level for the ROTCE was established by using the budget that was approved by the Board in January 2018, as a baseline and historical compound annual growth rates in core net income for projections for 2019 and 2020 considering projected share repurchases during the performance period. We do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods and because the goals are considered competitively sensitive information. It is our practice to disclose multi-year performance goals in full after the close of the performance period. The threshold level for both the 3-year EPS and the ROTCE is 80% of the target level. At the end of the performance period, achieving the target level for each performance metric would result in 100% of the Performance Units vesting; reaching the threshold level for each performance would result in 50% of the Performance Units vesting; and achieving or exceeding the optimum level of 130 percent of each performance target would result in the payout of 200% of the Performance Units vesting. If the performance metrics fall above or below the target level, but above the threshold level, the percentage of Performance Units earned would be interpolated on a linear sliding scale, not to exceed 200% funding for 130% of target performance. Failing to meet the threshold level would result in 0% of the Performance Shares being earned.

3-Year Actual Performance as a Percentage of the Performance Target	2018 Short-Term Program Bonus Pool as a Percentage of the Target Bonus Pool
Less than 80%	0%
80%	50%
100%	100%
130% or Greater	200%

The Compensation Committee believes that Service Shares are an effective tool in retaining talented executives. The Company issued Service Shares under the 2018 Long-Term Program with partial vesting after two years of continuous service and full vesting after four years of continuous service.

The following table summarizes the equity awards in 2018:

2018 Equity Awards

Name	2017 Value	2018 Value	Value of Performance Units	Value of Service Shares

J. Mariner Kemper	$2,000,000	$2,000,000	$1,200,000	$800,000

Ram Shankar	$175,000	$180,000	$108,000	$72,000

James D. Rine	-	$187,500	$112,500	$75,000

James Cornelius	-	$175,000	$105,000	$70,000

Kevin M. Macke	$142,200	$154,000	$92,400	$61,600

Michael D. Hagedorn	$575,000	$575,000	$345,000	$230,000

Cash Payment to Mr. Hagedorn

In October 2018, the Compensation Committee approved an agreement and release with Mr. Hagedorn that authorized a one-time payment of $1.75 million to Mr. Hagedorn that provided for, among other things, (i) a full release of any and all claims that Mr. Hagedorn may have against UMB Bank, n.a., the Company or any of their subsidiaries or affiliates, (ii) protection of the Company’s confidential information, and (iii) prohibitions on soliciting the Company’s employees or customers for a period of one year.

Other Benefits and Perquisites

Each Executive Officer is offered standard benefits, including health insurance, disability insurance, life insurance, 401(k) plan matching contributions, and profit-sharing contributions, which are provided on the same terms to all of UMB’s associates who have met minimum service requirements, except to the extent that a benefit (such as disability insurance) is calculated as a percentage of salary. We regularly assess these benefits against those of our peer group to remain competitive.

The Compensation Committee generally approves limited perquisites when appropriate to attract or retain talent, when a particular benefit inures to UMB, or when the value to the executive officers or other officer is greater than UMB’s cash outlay. For example, club dues and fees are paid on behalf of certain executive officers and other designated officers who are charged with meaningful business-generation responsibilities and who appreciate the administrative convenience associated with a corporate-paid membership. Similarly, affording a modest allowance to the executive officers and other senior officers for tax preparation and financial planning (1) enables UMB to ensure that no potential conflict of interest arises in a senior officer’s choice of such a professional, (2) can result in cost savings for such officers based on the number of officers using a common professional, and (3) is administratively convenient for the participating officers. See “Compensation Tables—2018 Summary Compensation” later in this proxy statement for detailed information about the perquisites provided to the Named Executive Officers.

Other Executive Compensation Policies and Practices

No Employment Agreements

The Compensation Committee generally disfavors executive employment agreements, and no NEO is a party to one with us. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for more information.

Ownership of UMB Stock

The Board believes that stock ownership guidelines for directors and senior officers are an important component of good corporate governance and operate to further align their interests with those of our shareholders. As a result, stock ownership guidelines have been incorporated into our Governance Guidelines and are evaluated on no less than an annual basis. As previously disclosed, in January 2018, the Compensation Committee reviewed the holdings of our directors and executive officers as of December 31, 2017 based on the stock ownership guidelines applicable at that time. At that same meeting, the Compensation Committee recommended, and the Board later approved, revisions to the stock ownership guidelines that more closely align the interests of directors and named executive officers with the Company’s long term planning, and conform to other industry standards.

Based on the new guidelines, each director is expected, at a minimum, to own UMB stock with a market value equal to five times the annual non-employee equity retainer grant. Additionally, each of the Executive Officers is expected, at a minimum, to own shares of UMB stock with a market value equal to:

•	President and Chief Executive Officer – 6 times base salary;

•	Named Executive Officers – 3 times base salary; and

•	All other Executive Officers – 2 times base salary.

Shares of UMB stock held through the Profit-Sharing Plan or the ESOP, unvested Service Shares and one-half of the unvested Performance Shares are counted toward these minimums. Options, whether vested or unvested, do not count towards the calculations.

Each director or senior officer is expected to come into compliance with these stock-ownership guidelines within five years of being employed in or promoted to an applicable position.

No Hedging of UMB Stock

Our Governance Guidelines prohibit directors and executive officers from engaging in short-term speculative trading in UMB’s securities. Prohibited transactions include (1) a short sale (that is, a sale of borrowed securities by an investor who hopes to buy the securities later at a lower price and thus make a profit), (2) a short sale against the box (that is, a short sale of owned securities to lock in gains or prevent additional losses), (3) a put or call option (that is, a right to sell or buy securities at a specified price within a specified period of time), including a covered call, and (4) a hedge or any other type of derivative or speculative arrangement that has a similar economic effect without the full risk or benefit of ownership.

The Board believes that this prohibition further aligns the interests of directors and executive officers with those of shareholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executive officers from subjecting themselves to an actual or potential conflict of interest with UMB or creating the appearance of such a conflict.

Claw-Back of Compensation

In January 2012, the Board approved a claw-back policy (the “Claw-Back Policy”) to formalize UMB’s right to recover cash- or equity-based incentive compensation that was awarded on the basis of incorrect or incomplete measurements of performance or illegal, dishonest, fraudulent, or intentional misconduct. The Claw-Back Policy was modeled on a similar policy that had been adopted by the Compensation Committee in February 2010.

The Compensation Committee is charged with determining whether a recovery of incentive compensation is appropriate under the Claw-Back Policy and, if so, in what amount. The amount to be recovered, however, may not be less than that required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. A recipient must be notified within 36 months after the date when cash-based incentive compensation was received or equity-based incentive compensation vested in order for its recovery to be sought.

Say-on-Pay Advisory Vote

The Compensation Committee considered the results of the non-binding say-on-pay advisory vote that was held at our 2018 annual meeting of shareholders. The compensation paid to our named executive officers at that time was overwhelmingly approved, with 98.3% of the votes represented being in favor. The Compensation Committee has interpreted this vote as an endorsement of our executive compensation principles adopted by the Compensation Committee (the “Executive Compensation Principles”) and the overall design and structure of our executive compensation program and maintained these principles and our executive compensation program in 2018.

The shareholders will again consider a non-binding say-on-pay advisory vote at the Annual Meeting (see Proposal #2). Following the meeting, the Compensation Committee will consider the results of the shareholder vote when making future compensation decisions.

Internal Revenue Code Section 162(m)

The previous use of Performance Shares under the Long-Term Incentive Plan was influenced in part by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which previously precluded a publicly held corporation from deducting specified compensation that is paid to a covered employee in excess of one million dollars for the taxable year. Performance-based compensation, however, was fully deductible if conditions identified in Section 162(m) and Treasury Regulation § 1.162-27 were satisfied.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers more than $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s previous efforts to structure the executive team annual cash incentives and Performance Shares in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with UMB’s business needs.

Performance Shares Certified in January 2019 as Having Vested under the 2016 Long-Term Program

In February 2016, the Compensation Committee approved a long-term program (the “2016 Long-Term Program”) with a performance standard for Performance Shares based on a 3-year EPS (2016, 2017, and 2018) of $9.18. Its design and structure were substantially similar to those of the 2018 Long-Term Program described earlier in this Compensation Discussion and Analysis.

In January 2019, the Compensation Committee reviewed UMB’s financial results from 2016 through 2018 and certified the following: (1) the 3-year EPS of $11.08 under the 2016 Long-Term Program had exceeded the target level, (2) 100% of the performance standard under the 2016 Long-Term Program had been achieved, and (3) 100% of the target award of Performance Shares for each eligible participant under the 2016 Long-Term Program had been earned. Based on these conclusions, the following Performance Shares (including additional shares of UMB stock that had been purchased with dividends on the Performance Shares initially granted) were released to the Named

Executive Officers free of restrictions and risk of forfeiture: (a) 12,212 shares to Mr. Kemper, (b) 1,272 shares to Mr. Rine, (c) 1,373 shares to Mr. Cornelius, and (d) 1,563 shares to Mr. Macke. Mr. Shankar had not been awarded Performance Shares under the 2016 Long-Term Program and Mr. Hagedorn’s Performance Shares were cancelled upon his resignation.

Deferred Compensation Plan

In October 2008, the Compensation Committee approved a deferred compensation plan that permits the Executive Officers and other specified participants, at their option, to defer a portion of their compensation payable for a calendar year until retirement, termination, or the occurrence of another specified event. UMB has an unsecured obligation to pay each deferred amount at the applicable time together with a rate of return equal to the yield produced by a mutual fund selected by the participant from among those available under the Profit-Sharing Plan. UMB does not match any amount that a participant may choose to defer. All of the Named Executive Officers were eligible to participate in this plan, and Messrs. Shankar, Macke, Rine and Hagedorn elected to defer income in 2018.

Additional Payments or Benefits

The NEOs, in addition to other officers, may be entitled to receive accelerated payments or other awards under the Long-Term Incentive Plan, or the Short-Term Incentive Plan (such as death, disability, retirement, or a change in control of UMB). See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Executive Compensation Actions in 2019

Earlier discussions of each NEO’s compensation for 2018 address actions that were taken by the Compensation Committee in 2018 and that could affect a fair understanding of 2018 compensation. See “Executive Compensation for 2018” earlier in this Compensation Discussion and Analysis. The following table outlines those actions for each of the remaining Named Executive Officers:

Executive	Base Salary			STIP		LTIP Grant

	2018 as of 12/31/18	2019	Increase	2018 (Determined and Paid in February 2019)	2019 (Determined and Paid in February 2020)	2018 (Determined and Fixed in February 2018)	2019 (Determined and Fixed in February 2019)

J. Mariner Kemper	$905,216	$905,216	0.0%	$708,866 (74.58% of 12/31/18 Salary from a Target of 105% of 12/31/18 Salary)	Target of 105% of 12/31/19 Salary	Value of $2,000,000	Value of $2,000,000

Ram Shankar	$380,000	$380,000	0.0%	$170,042 (74.58% of 12/31/18 Salary from a Target of 60% of 12/31/18 Salary)	Target of 60% of 12/31/19 Salary	Value of $180,000	Value of $228,000

James D. Rine	$485,000	$485,000	0.0%	$278,875 (92% of 12/31/18 Salary from a Target of 63% of 12/31/18 Salary)	Target of 70% of 12/31/19 Salary	Value of $187,500	Value of $485,000

James Cornelius	$370,000	$370,000	0.0%	$382,950 (138% of 12/31/18 Salary from a Target of 75% of 12/31/18 Salary)	Target of 75% of 12/31/19 Salary	Value of $175,000	Value of $185,000

Kevin M. Macke	$330,000	$330,000	0.0%	$260,700 (158% of the 12/31/18 Salary from a Target of 50% of 12/31/18 Salary)	Target of 60% of 12/31/19 Salary	Value of $154,000	Value of $165,000

A detailed discussion of each named executive officer’s compensation for 2019 will be included in the proxy statement for our 2020 annual meeting of shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth earlier in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in UMB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and this proxy statement.

Robin C. Beery, Chair

Timothy R. Murphy

Dylan E. Taylor

Paul Uhlmann III

Leroy J. Williams, Jr.

As provided by SEC Regulation S-K, this Compensation Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by UMB under the Securities Act of 1933 as amended or the Exchange Act.

COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

At least annually, an incentive compensation risk assessment is prepared by our Corporate Risk Services and Human Resources Departments and is presented to the Compensation Committee. This risk assessment is designed to ascertain whether our incentive compensation arrangements generate incentives that properly balance risk and reward, are compatible with effective controls and risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by the federal banking agencies), are overseen through a strong corporate governance structure, and ultimately ensure that UMB’s safety and soundness are adequately protected.

In February 2019, as with prior years, the Compensation Committee reviewed and deliberated on (1) the annual incentive-compensation risk assessment, (2) the Executive-Compensation Principles, (3) UMB’s compensation policies and practices, (4) whether or how UMB’s compensation policies and practices may incent an employee to engage in higher-risk activities, (5) whether or how any short-term incentives may have an impact on long-term risk, (6) whether or how claw-backs or hold-backs are utilized or deemed appropriate, (7) whether or how changes in UMB’s risk profiles may require changes in its compensation policies and practices, (8) how to appropriately monitor UMB’s compensation policies and practices to ensure that its risk-management objectives are being met, and (9) the existence and effectiveness of any controls, policies, or practices that may be in place to mitigate or balance the risks associated with UMB’s compensation policies or practices. Based on this review, the Compensation Committee concluded that the compensation policies and practices relating to executive officers and other employees of UMB and its subsidiaries do not create risks that are reasonably likely to have a material adverse effect on UMB.

COMPENSATION TABLES

2018 SUMMARY COMPENSATION

This table summarizes the compensation of the Named Executive Officers for each of our last three completed fiscal years. Their compensation for 2018 is discussed in more detail in “Compensation Discussion and Analysis” earlier in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total ($)

J. Mariner Kemper	2018	905,216	-	1,999,923	-	708,866	-	48,348	(5)	3,662,353
Chairman, President,	2017	893,611	-	1,499,958	499,996	1,663,334	-	45,967		4,602,866
and CEO	2016	862,110	-	1,349,916	449,995	1,158,676	-	63,703		3,884,399

Ram Shankar	2018	374,615	-	179,949	-	170,042	-	10,766		734,572
Chief Financial Officer	2017	357,307	-	131,161	43,734	315,000	-	56,116		903,318
	2016	127,885	55,000	171,060	-	79,949	-	54,812		488,705

James D. Rine	2018	396,154	-	187,387	-	278,875	-	35,870	(6)	898,286
President and CEO of
UMB Bank, n.a.

James Cornelius	2018	364,615	-	174,889	-	382,950	-	12,516		934,970
President of Institutional Banking, UMB Bank, n.a.

Kevin M. Macke	2018	324,077	-	153,959	-	260,700	-	9,967		748,703
EVP—Operations	2017	301,646	-	106,554	35,545	234,080	-	12,574		690,399
	2016	284,400	50,000	177,704	35,541	139,356	-	9,507		696,507

Michael D. Hagedorn	2018	461,707	-	574,966	-	-	-	1,789,990	(7)	2,826,663
Vice Chairman and	2017	485,961	-	431,183	143,737	506,415	-	48,703		1,615,999
President and CEO of	2016	468,269	100,000	881,126	143,748	416,813	-	38,567		2,048,524
UMB Bank, n.a.

(1)

These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information about the assumptions made in the valuation of equity awards is included in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Significant Accounting Policies, and in Note 11, Employee Benefits. The value of Performance Shares assumes that the highest level of performance conditions is achieved.

(2)

These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information about the assumptions made in the valuation of equity awards is included in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Significant Accounting Policies, and in Note 11, Employee Benefits.

(3)	These amounts are actual amounts that were earned during 2018 under the 2018 Short-Term Program and that were paid on February 28, 2019 for all named executive officers.

(4)	These amounts include UMB’s match and allocation of forfeitures under the Profit-Sharing Plan and the ESOP as well as perquisites and other personal benefits.

(5)	This amount includes perquisites and other personal benefits, such as:

•	an automobile allowance;

•	country-club and dining-club membership fees; and

•	the costs associated with an executive physical.

(6)	This amount includes perquisites and other personal benefits, such as:

•	an automobile allowance;

•	country-club and dining-club membership fees;

•	a taxable fringe benefit; and

•	a wireless telephone allowance.

(7)	This amount includes perquisites and other personal benefits, such as:

•	an automobile allowance;

•	the cost of professional financial-consulting services;

•	country-club and dining-club membership fees;

•	a wireless telephone allowance; and

•	the one-time cash payment of $1.75 million described under the heading “Cash Payment to Mr. Hagedorn,” earlier in this proxy.

2018 GRANTS OF PLAN-BASED AWARDS

This table summarizes each grant of an award made to a NEO in 2018 under the 2018 Short-Term Program and the 2018 Long-Term Program. These plans and the grants in 2018 are discussed in more detail in “Compensation Discussion and Analysis” earlier in this proxy statement.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards Target ($) (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold (#)	Target (#)	Maximum (#)

J. Mariner Kemper	2/8/18	905,216				11,068	799,995
	6/8/18		7,508	15,016	30,032		1,199,929
Ram Shankar	2/8/18	228,000				996	71,991
	6/8/18		675	1,351	2,702		107,958
James D. Rine	2/8/18	303,125				1,037	74,954
	6/8/18		703	1,407	2,814		112,433
James Cornelius	2/8/18	277,500				968	69,967
	6/8/18		656	1,313	2,626		104,922
Kevin M. Macke	2/8/18	178,125				852	61,583
	6/8/18		578	1,156	2,312		92,376
Michael D. Hagedorn (4)	2/8/18	331,500				3,182	229,995
	6/8/18		2,158	4,317	8,634		344,971

(1)

These amounts reflect the target award levels approved by the Compensation Committee on February 8, 2018, under the 2018 Short-Term Program for all NEOs. There are no thresholds and the maximum award is 200 percent of target for individuals under the STIP, and the Compensation Committee has the discretion to increase or decrease each NEO’s compensation from the target award level shown based on bonus-pool availability and the NEO’s individual performance.

(2)	These numbers reflect grants made under Omnibus Plan in 2018.

(3)	These numbers reflect grants made under the LTIP.

(4)	All grants for Mr. Hagedorn were terminated upon his resignation.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table summarizes unexercised options, stock that has not vested, and equity incentive-plan awards for each NEO outstanding as of December 31, 2018. The market value of each stock award was computed by multiplying the closing market price of UMB stock on December 31, 2018, by the applicable number of shares of UMB stock shown in the table for the award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. Mariner Kemper	22,122				47.71	2/18/2021
	29,309				45.58	1/1/2023
	24,174	8,059	(2)		57.40	1/1/2024	1,418 (3)	86,455
	21,966	21,967	(4)		51.42	2/11/2025	3,896 (5)	237,539
	22,727	22,727	(6)		47.68	2/5/2026	4,950 (7)	301,802	19,796 (8)	1,206,962
		27,964	(9)		75.25	2/2/2027	6,851 (10)	417,705	13,704 (11)	835,533
							11,256 (12)	686,278
									15,016 (13)	915,526

Ram Shankar							1,559 (14)	95,052
		2,446	(9)		75.25	2/2/2027	599 (10)	36,521	1,198 (11)	73,042
							1,012 (12)	61,702
									1,351 (13)	82,370

James D. Rine	2,094				47.71	2/18/2021
	3,646				39.97	1/1/2022
	3,198				45.58	1/1/2023
	1,929	644	(2)		57.40	1/1/2024	136 (3)	8,292
	1,289	1,290	(4)		51.42	2/11/2025	275 (5)	16,767
							134 (15)	8,170
	1,460	1,461	(6)		47.68	2/5/2026	318 (7)	19,388	1,272 (8)	77,554
							695 (16)	42,374
		2,446	(9)		75.25	2/2/2027	599 (10)	36,521	1,198 (11)	73,042
							1,054 (12)	64,262
									1,407 (13)	85,785

James Cornelius		786	(2)		57.40	1/1/2024	167 (3)	10,182
		1,757	(4)		51.42	2/11/2025	374 (5)	22,803
		1,578	(6)		47.68	2/5/2026	344 (7)	20,974	1,373 (8)	83,712
							657 (16)	40,057
		1,957	(9)		75.25	2/2/2027	479 (10)	29,205	959 (11)	58,470
							984 (12)	59,994
									1,313 (13)	80,054

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kevin Macke	883				47.71	2/18/2021
	1,039				39.97	1/1/2022
	924				45.58	1/1/2023
	906	302	(2)		57.40	1/1/2024	224 (3)	13,657
	1,010	1,010	(4)		51.42	2/11/2025	214 (5)	13,048
	1,795	1,795	(6)		47.68		391 (7)	23,839	1,563 (8)	95,296
							667 (16)	40,667
		1,988	(9)		75.25	2/2/2027	486 (10)	29,631	973 (11)	59,324
							866 (12)	52,800
									1,156 (13)	70,481

(1)

These numbers include shares acquired through the reinvestment of dividends or distributions on restricted UMB stock during the vesting period. Dividends and distributions on restricted UMB stock are used to purchase additional shares through UMB’s Dividend Reinvestment Plan. These shares are subject to the same rights, restrictions, and other provisions applicable to the restricted UMB stock on which the dividends or distributions were paid or made.

(2)	These are Options that vested and became exercisable for 100% of the shares on January 1, 2019.

(3)	These are Service Shares that vested on February 10, 2019.

(4)	These are Options that vested and became exercisable for 50% of the shares on February 11, 2019. The final 50% will vest and become exercisable on January 1, 2020.

(5)	These are Service Shares that vested 50% on February 11, 2019. The final 50% will vest on February 11, 2020.

(6)	These are Options that vested and became exercisable for 50% of the shares on February 5, 2019. The final 50% will vest and become exercisable on February 5, 2020.

(7)	These are Service Shares that vested 50% on February 5, 2019. The final 50% will vest on February 5, 2020.

(8)

These are Performance Shares that vested as to service under the 2016 Long-Term Program on January 1, 2019. The Compensation Committee determined on January 28, 2019, that 120.7% of the performance standard under the 2016 Long-Term Program had been achieved and that 100.0% of the Performance Shares had been earned.

(9)	These are Options that vested 50% on February 2, 2019. The next 25% will vest and become exercisable on February 2, 2020. The final 25% will vest and become exercisable on February 2, 2021.

(10)	These are Service Shares that vested 50% on February 2, 2019. The next 25% will vest on February 2, 2020. The final 25% will vest on February 2, 2021.

(11)	These are Performance Shares that will vest as to service under the 2017 Long-Term Program on January 1, 2020, and will be earned to the extent that the performance standard is achieved.

(12)	These are Service Shares that will vest 50% on February 8, 2020. The next 25% will vest on February 8, 2021. The final 25% will vest on February 8, 2022.

(13)	These are Performance Shares that will vest as to service under the Omnibus Plan on January 1, 2021, and will be earned to the extent that the performance standard is achieved.

(14)	These are Service Shares that will vest on August 8, 2019.

(15)	These are Service Shares that will vest 50% on May 1, 2019. The final 50% will vest on May 1, 2020.

(16)	These are Service Shares that will vest on July 29, 2019.

2018 OPTION EXERCISES AND STOCK VESTED

This table summarizes each exercise of stock options, stock appreciation rights, and similar instruments and each vesting of stock (including restricted stock, restricted stock units, and similar instruments) during 2018 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)

J. Mariner Kemper	11,651	413,306	23,567	1,750,414

Ram Shankar	-	-	1,544	115,522

James D. Rine	-	-	2,323	171,199

James Cornelius	4,700	119,277	2,491	183,497

Kevin M. Macke	-	-	2,132	156,591

Michael D. Hagedorn	20,984	468,823	13,282	982,038

(1)	These numbers include shares acquired through the reinvestment of dividends or distributions on restricted UMB stock during the vesting period.

2018 NONQUALIFIED DEFERRED COMPENSATION

In October 2008, the Compensation Committee approved a deferred compensation plan that permits the Named Executive Officers and other specified participants, at their option, to defer a portion of their compensation payable for a calendar year until retirement, termination, or the occurrence of another specified event. UMB has an unsecured obligation to pay each deferred amount at the applicable time together with a rate of return equal to the yield produced by a mutual fund selected by the participant from among those available under the Profit-Sharing Plan. UMB does not match any amount that a participant may choose to defer. If a participant has an account that terminates upon retirement under the plan, the participant may choose to have the benefit paid out in a lump sum or in installments over two to ten years. Specified date accounts are paid in a lump sum or in installments, as elected by the participant, over two to five years. If employment is terminated other than through retirement, the amounts in all accounts are paid in a lump sum.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)

J. Mariner Kemper	-	-	-	-

Ram Shankar	34,480	(4,320)	-	49,837

James D. Rine	168,750	(63,275)	145,499	522,948

James Cornelius	-	-	-	-

Kevin M. Macke	77,778	(3,168)	37,225	106,517

Michael D. Hagedorn	26,746	(2,413)	34,536	54,737

(1)	Amounts reported in the contributions column above were reported as compensation in the 2018 Summary Compensation Table.

(2)

Amounts reported in the aggregate balance column for 2018 were previously reported as compensation to the relevant NEO in the applicable summary compensation table for the applicable prior fiscal year, but only to the extent the NEO was a named executive officer for such reporting year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination

All of the Named Executive Officers are employees at will and may be terminated at any time. No NEO is entitled to receive any payment or award upon termination, except as described in this section in circumstances involving death, disability, qualified retirement, a change in control of UMB. Each of these payments and awards is available to all participants in the applicable plan. Any additional payment or benefit that a NEO would receive in the ordinary course is available generally to all of UMB’s associates. Because Mr. Hagedorn was no longer an employee of UMB or any affiliate as of December 31, 2018, no reference to him is made in any of the below tables.

Change in Control

The Short-Term Incentive Plan and the Long-Term Incentive Plan include provisions for accelerating the vesting of awards under those plans in the event of a change in control of UMB. The Compensation Committee concluded that the use of this single trigger was appropriate for awards under these plans in order to assure the Named Executive Officers—who would not have authority over the decision to effect a change in control but who would be needed to successfully implement it—would not be adversely affected by the change in control. In 2018, the shareholders adopted the Omnibus Plan that would require a termination of service with the successor company without cause or for good reason within 24 months following the change in control before any equity awards could be accelerated.

Short-Term Incentive Compensation

The Short-Term Incentive Plan provides that, if a change in control of UMB were to occur, any award for a completed performance period would be immediately payable in cash based on actual results. If the change in control were to occur before the performance period has ended, applicable performance standards would be adjusted to reflect the shortened period, and awards would be immediately payable in cash on a prorated basis based on actual results. Discretionary reductions in these awards would not be allowed in the event of a change in control.

Options

Under the Long-Term Incentive Plan, unvested Options would accelerate and vest immediately if a change in control of UMB were to occur.

Restricted Stock

Service Shares granted under the Long-Term Incentive Plan would accelerate and vest immediately upon a change in control of UMB. Service Shares under the Omnibus Plan would only accelerate if an NEO’s employment terminates without cause or for good reason within 24 months following the change in control. Performance Shares under both the Long-Term Incentive Plan and the Omnibus Plan vest the same way under their perspective plans, but only to the extent that the performance standard, which typically covers a multi-year period, has been met by the date of the change in control.

Change in Control Table

Under the Short-Term Incentive Plan or the Long-Term Incentive Plan, the Named Executive Officers would have been entitled to the following payments or value had a change in control of UMB occurred on December 31, 2018.

Name	Cash Payments ($) (1)	Acceleration of Unvested Restricted Stock ($) (2)	Vested Options and Acceleration of Unvested Non-qualified Options ($) (3)	Total Change in Control ($)

J. Mariner Kemper	950,477	4,066,455	2,015,851	7,032,783

Ram Shankar	228,000	293,388	-	521,388

James D. Rine	303,125	375,392	238,749	917,266

James Cornelius	277,500	355,211	40,557	673,268

Kevin M. Macke	165,000	352,285	124,361	641,646

(1)

These are the amounts that would have been payable by the Company in a single, lump-sum payment under the 2018 Short-Term Program based on their target percentages. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Short-Term Incentive Compensation” earlier in this proxy statement.

(2)

For Service Shares and Performance Shares, each value is based on the closing price of UMB common stock on December 31, 2018. In addition, for Performance Shares, the values assume that 100% of the performance standard under the 2016 Long-Term Program had been achieved, 72% of the performance standard under the 2017 Long-Term Program had been achieved, and 58% of the performance standard under the Omnibus Plan in 2018 had been achieved.

(3)	For each Option, the value is based on the amount by which the Option was “in the money” as of December 31, 2018.

Death or Disability

Awards may accelerate and vest under the Long-Term Incentive Plan in specified cases of death or disability. The Compensation Committee concluded that these provisions are required by market considerations in attracting and retaining talent and are appropriate.

Short-Term Incentive Compensation

Each of the NEOs must be employed by UMB or one of its subsidiaries on the last day of the performance period to be eligible for an award under the 2018 Short-Term Program.

Options

Under the Long-Term Incentive Plan and Omnibus Plan, unvested Options would accelerate and vest immediately in the case of death or permanent and total disability.

Restricted Stock

Service Shares granted under the Long-Term Incentive Plan and the Omnibus Plan would accelerate and vest immediately in the case of death or permanent and total disability. Performance Shares under the Long-Term Plan would accelerate and vest immediately in such a case on a proportional basis, computed by dividing the number of full years of continuous service after the grant date by three, irrespective of whether the performance standard had been achieved. Performance shares under the Omnibus Plan would accelerate and vest to the extent that the Performance Shares would have vested if the date of death was the last day of the performance period prorated by the percentage of calendar quarters of the performance period that had been completed prior to the date of death.

Death-or-Disability Table

Under the Long-Term Incentive Plan, the Named Executive Officers would have been entitled to the following payments or value had an applicable event of death or disability occurred on December 31, 2018.

Name	Cash payment ($)	Vested Options and Acceleration of Unvested Options ($) (1)	Acceleration of Restricted Stock ($) (2)	Total Death and Disability ($)

J. Mariner Kemper	-	2,015,851	2,812,912	4,828,763

Ram Shankar	-	-	217,602	217,602

James D. Rine	-	238,749	271,804	510,553

James Cornelius	-	40,557	258,452	299,009

Kevin M. Macke	-	124,361	256,928	381,289

(1)	For each Option, the value is based on the amount by which the Option was “in the money” as of December 31, 2018, based on the closing price of UMB common stock on December 31, 2018.

(2)

For Service Shares and Performance Shares, each value is based on the closing price of UMB common stock on December 31, 2018. In addition, for Performance Shares, the values assume the acceleration of one-third of those shares under the 2017 Long-Term Program and two-thirds of those shares under the 2016 Long-Term Program.

Qualified Retirement

Awards may accelerate and vest under the Long-Term Incentive Plan in specified cases of retirement. The Compensation Committee concluded that these provisions are considered necessary by market considerations in attracting and retaining talent and are appropriate. Performance Shares issued under the Omnibus Plan in 2018 were not eligible to accelerate upon retirement. As of December 31, 2018, none of the Named Executive Officers were eligible to be considered for qualified retirement.

Short-Term Incentive Compensation

Each of the NEOs must be employed by UMB or one of its subsidiaries on the last day of the performance period to be eligible for an award under the 2018 Short-Term Program.

Options

Under the Long-Term Incentive Plan, unvested Options would accelerate and vest immediately in the case of a qualified retirement.

Restricted Stock

For Service Shares under the Long-Term Incentive Plan, upon the qualified retirement of an Executive Officer, but subject to the Compensation Committee’s approval, each applicable tranche under the Long-Term Incentive Plan would accelerate and vest immediately on a proportional basis. This would be computed by dividing the number of full years of the Executive Officer’s continuous service after the grant date for the tranche by the number of full years of continuous service required for the tranche to vest.

For Performance Shares under the Long-Term Incentive Plan, despite an Executive Officer’s earlier qualified retirement but subject to the Compensation Committee’s approval, the Executive Officer would become vested—if, when, and to the extent that the applicable performance standard under the Long-Term Incentive Plan were achieved—in Performance Shares that had been granted during the time of employment in a percentage amount equal to the percentage of the performance standard that had been achieved as of the effective date of the qualified retirement.

For the Named Executive Officers, as of December 31, 2018, (1) no Service Shares under the 2018 Long-Term Program would have vested, (2) one-half of the first tranche, one-third of the second tranche, and one-fourth of the third tranche of Service Shares under the 2017 Long-Term Program would have vested, (3) two-thirds of the second tranche, and one-half of the third tranche of Service Shares under the 2016 Long-Term Program would have vested, (4) three-fourths of the second tranche and three-fifths of the third tranche of Service Shares under the 2015 Long-Term Program would have vested, (5) four-fifths of the third tranche of Service Shares under the 2014 Long-Term Program would have vested. None of the Performance Shares awarded under the Omnibus Plan in 2018 would have vested and 72% of the Performance Shares under the 2017 Long-Term Program would have vested if, when, and to the extent that the applicable performance standard was achieved.

PAY RATIO DISCLOSURE

The annual total compensation for our median employee for 2018 was $58,775 and $3,662,353 for our CEO. The resulting ratio of our CEO’s pay to the pay of our median employee for 2018 was 62.31 to 1.

We identified the median employee by examining the 2018 W-2 wages for all individuals, excluding our CEO, who were employed by us on December 31, 2018. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any cost-of-living adjustments in identifying the median employee. We also did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2018.

We calculated the median employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. In our 2018 Summary Compensation Table, we report annual cash incentive paid to our CEO in 2019 for performance in 2018. Our median employee did not earn any cash incentives during 2018.

PROPOSAL #2—ADVISORY VOTE (NON-BINDING) ON THE COMPENSATION

PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

We are seeking a non-binding advisory vote to approve the compensation paid to our NEOs, as described in the “Compensation Discussion and Analysis” provisions of this proxy statement, and the accompanying tables. Although the vote is only advisory in nature, the Compensation and Governance Committees will consider the outcome of this vote when making future decisions regarding executive compensation. At the Company’s last advisory vote on the compensation paid to our named executive officers, the shareholders represented at the meeting voted 98.3% in approval of such compensation.

The objectives supporting UMB’s executive compensation programs are described in detail within the “Compensation Discussion and Analysis” provisions of this proxy statement and should be reviewed carefully. The Company believes that its executive compensation programs closely align with its goals of incentivizing, developing and retaining innovative and skilled executives, and are in step with the long-term interests of its shareholders.

The Board recommends that shareholders vote FOR the approval of the compensation paid to our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related materials disclosed in this proxy statement.

PROPOSAL #3—RATIFICATION OF THE CORPORATE AUDIT COMMITTEE’S ENGAGEMENT OF KPMG LLP AS

UMB’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

In September of 2014, the Audit Committee engaged KPMG, LLP (“KPMG”) as the independent registered public accounting firm to audit UMB’s consolidated financial statements. The Audit Committee has decided to engage KPMG as the independent registered public accounting firm to audit the consolidated financial statements of UMB for fiscal year 2019, and the Board is recommending that our shareholders ratify this engagement.

The Audit Committee, however, will retain sole authority over the appointment and replacement of UMB’s independent registered public accounting firm and will remain directly responsible for the compensation and oversight of UMB’s independent registered public accounting firm. As a result, despite any ratification of this engagement of KPMG by our shareholders, the Audit Committee will continue to be authorized to terminate the engagement at any time during the year, to retain another independent registered public accounting firm to audit the consolidated financial statements of UMB for fiscal year 2019, or to take any other related action if judged by the Audit Committee to be in the best interests of UMB. If our shareholders do not ratify this engagement of KPMG, the Audit Committee will consider that action in its ongoing exercise of authority over the appointment, replacement, compensation, and oversight of UMB’s independent registered public accounting firm.

The Audit Committee has discussed and confirmed with KPMG its independence. The Audit Committee has determined as well that KPMG’s provision of professional services to UMB—including those described in the table set forth following this Proposal—was compatible with KPMG’s independence.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are approved by the Audit Committee under Rule 2-01(c)(7)(i)(A) of SEC Regulation S-X.

KPMG has audited the consolidated financial statements of UMB as of and for the fiscal year ended December 31, 2018. Representatives of KPMG are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire. We also expect these representatives to be available to respond to appropriate questions.

The Board recommends that shareholders vote FOR the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as UMB’s independent registered public accounting firm for 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table summarizes the aggregate fees (including related expenses) for professional services rendered by KPMG related to fiscal years ended December 31, 2018 and 2017.

	Fiscal years ended December 31,
	2018	2017

Audit Fees	$1,240,500	$1,249,800	(1)

Audit-Related Fees (2)	$26,790	$31,600

Tax Fees	$0	$0

All Other Fees	$0	$0

Total	$1,267,290	$1,281,400

(1)

In the Company’s 2018 proxy statement, the Company disclosed audit fees paid to KPMG in the amount of $1,216,900 for the fiscal year ended December 31, 2017. Subsequent to the proxy, the Company received a bill from KPMG for an additional $32,900 for work related to the 2017 audit, bringing the total audit fees, for the fiscal year ended December 31, 2017, to $1,249,800. This table has been updated to reflect the new amount.

(2)	The nature of the services comprising “Audit-Related Fees” was, in 2017 and 2018, the performance of regulatory compliance procedures for UMB Bank, n.a. and UMB Financial Services. Inc.

REPORT OF THE CORPORATE AUDIT COMMITTEE

The Audit Committee exercises general oversight, on behalf of the Board, over the accounting, financial-reporting, and internal-control functions of UMB. The Audit Committee has sole authority over the appointment and replacement of UMB’s independent registered public accounting firm and is directly responsible for the compensation and oversight of UMB’s independent registered public accounting firm. The Audit Committee also approves the risk-assessment methodology, risk assessment, and annual audit plan of the internal audit function and all decisions on the appointment, removal, and compensation of UMB’s Chief Audit Executive. Other duties, responsibilities, and authorities of the Audit Committee are set forth in its charter, which has been approved by the Board and can be found in the Corporate Governance menu at www.umb.com/investor.

Management is primarily responsible for UMB’s accounting, financial-reporting, and internal-control functions and has represented to the Audit Committee that UMB’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The consolidated financial statements of UMB as of and for the fiscal year ended December 31, 2018, were audited by KPMG as the independent registered public accounting firm.

The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management, KPMG, and internal auditors—including in separate executive sessions—prior to the public release of each announcement. The Audit Committee has reviewed the audited consolidated financial statements of UMB as of and for the fiscal year ended December 31, 2018, and has discussed them—including in separate executive sessions—with management, KPMG, and internal auditors.

The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed and confirmed with KPMG its independence. The Audit Committee has determined as well that KPMG’s provision of non-audit services to UMB was compatible with KPMG’s independence.

Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board, and the Board approved, the inclusion of UMB’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

The Audit Committee has decided to engage KPMG as the principal independent registered public accounting firm to audit UMB’s financial statements for fiscal year 2019. This engagement is being presented to UMB’s shareholders for ratification as described in Proposal #3.

Gordon E. Lansford III, Chair

Robin C. Beery

Kevin C. Gallagher

Kris A. Robbins

As provided by SEC Regulation S-K, this Report of the Corporate Audit Committee is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by UMB under the Securities Act of 1933 as amended or the Exchange Act.

INFORMATION ABOUT THE DELIVERY OF PROXY MATERIALS

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all shareholders who share an address if specified conditions are met. This is called “householding” and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible shareholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address, unless we received instructions to the contrary from any shareholder at that address.

If you are the beneficial owner but not the record holder of UMB stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all shareholders at your address unless that nominee has received contrary instructions from one or more of the affected shareholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you share a household and would like a separate copy, or if you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by writing us at UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106, or by calling us at (816) 860-7000 and asking for the Corporate Legal Department.

SHAREHOLDER PROPOSALS

For a shareholder proposal to be considered for inclusion in our proxy materials for the 2020 annual meeting of shareholders, we must receive the proposal in writing at our principal executive offices—UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106—on or before November 14, 2019. We recommend that any shareholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that Rule 14a-8 of the Exchange Act addresses when we must include a shareholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

For any shareholder proposal that is not submitted for inclusion in our proxy materials under Rule 14a-8 of the Exchange Act (including any shareholder nomination), our Bylaws require that the proposing shareholder provide us with advance written notice. To be timely, the notice must be received by the Secretary at our principal executive offices (1) if the meeting is to be held on a day that is not more than 30 days from the anniversary of the previous year’s annual meeting, not later than the close of business on the 120th day and not earlier than the close of business on the 150th day before the date of the release of our proxy statement to shareholders in connection with the previous year’s annual meeting or (2) in any other case, not later than the close of business on the 10th day following the date when we provide notice or public disclosure of the date of the meeting. Our Bylaws also require that the proposing shareholder furnish specified information about the proponent and the proposal to afford us and other shareholders a reasonable opportunity to consider the business that is proposed to be brought before the meeting. For any shareholder proposal that is not submitted for inclusion in our proxy materials for the 2020 annual meeting of shareholders under Rule 14a-8 of the Exchange Act (including any shareholder nomination) but that is sought to be presented directly at that annual meeting under our Bylaws, we must receive the proposal in writing at our principal executive offices—UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106—not later than the close of business on November 14, 2019, and not earlier than the close of business on October 15, 2019. Otherwise, the proposal will be considered untimely under Rule 14a-5(e)(2) of the Exchange Act.

*    *    *    *    *

This proxy statement is provided to you by order of the Board of Directors.

John C. Pauls

Secretary

C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE _ SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received 1:00 p.m., CDT, on April 18, 2019. ADD 3 ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/UMBF or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/UMBF Employee Plan Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board recommends a vote FOR all nominees listed, FOR Proposal 2 and FOR Proposal 3. 1. The election of 12 directors for terms ending at the 2020 annual meeting of shareholders. + For Withhold For Withhold For Withhold 01—Robin C. Beery 02—Kevin C. Gallagher 03—Greg M. Graves 04—Alexander C. Kemper 05—J. Mariner Kemper 06—Gordon E. Lansford III 07—Timothy R. Murphy 08—Tamara M. Peterman 09—Kris A. Robbins 10—L. Joshua Sosland 11—Paul Uhlmann III 12—Leroy J. Williams, Jr. For Against Abstain For Against Abstain 2. an advisory vote (non-binding) on the compensation paid to our 3. Ratification of the Corporate Audit Committee’s engagement of named executive officers. KPMG LLP as UMB’s independent registered public accounting firm for 2019. 4. Any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1PCF 412278 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UMBF qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Employee Plan Card UMB Financial Corporation + 1010 Grand Blvd. Kansas City, MO 64106 CONFIDENTIAL VOTING INSTRUCTIONS TO: BMO HARRIS BANK N. A. AS TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF UMB FINANCIAL CORPORATION AND THE UMB PROFIT SHARING AND 401(K) SAVINGS PLAN I hereby direct that the voting rights pertaining to the common stock of UMB Financial Corporation held by the Trustee and attributable to my account(s) in the above-described plans shall be exercised at the Annual Meeting of Shareholders to be held on April 23, 2019 at 9:00 a.m., or any adjournment or postponement of the meeting, in accordance with the instructions on the reverse side, to vote upon Proposals 1-4 and on such other matters that may be properly considered at the meeting or any adjournment or postponement of the meeting. Please sign exactly as your name appears on the reverse side of this card. Your ESOP shares will be voted by the Trustee in the Trustee’s discretion unless your vote is received by one of the methods shown on the reverse side no later than 1:00 p.m. Central time, April 18, 2019. Your 401(k) shares will be voted in proportion to the way that other 401(k) shares are voted unless your vote is received by one of the methods shown on the reverse side no later than 1:00 p.m. Central time, April 18, 2019. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address Please print new address below. +

C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE _ SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 1:00 a.m., CDT, on April 23, 2019. ADD 3 ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/UMBF or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/UMBF Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board recommends a vote FOR all nominees listed, FOR Proposal 2 and FOR Proposal 3. 1. The election of 12 directors for terms ending at the 2020 annual meeting of shareholders. + For Withhold For Withhold For Withhold 01—Robin C. Beery 02—Kevin C. Gallagher 03—Greg M. Graves 04—Alexander C. Kemper 05—J. Mariner Kemper 06—Gordon E. Lansford III 07—Timothy R. Murphy 08—Tamara M. Peterman 09—Kris A. Robbins 10—L. Joshua Sosland 11—Paul Uhlmann III 12—Leroy J. Williams, Jr. For Against Abstain For Against Abstain 2. an advisory vote (non-binding) on the compensation paid to our 3. Ratification of the Corporate Audit Committee’s engagement of named executive officers. KPMG LLP as UMB’s independent registered public accounting firm for 2019. 4. Any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1PCF 412278 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 030DRB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UMBF qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy UMB Financial Corporation + 1010 Grand Blvd. Kansas City, MO 64106 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 23, 2019 The undersigned hereby appoints J. Mariner Kemper and Ram Shankar or any of them, with full power of substitution as proxies, to represent and vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 2019, at 9:00 a.m., and any adjournment or postponement of the meeting. This proxy revokes all prior proxies given by the undersigned. Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in their discretion with respect to any other matters that are properly brought before the Annual Meeting or any adjournment or postponement of the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction, will be voted FOR all the director nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed granted. In their discretion, the persons named as proxy holders or their substitutes are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address Please print new address below. +